Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
PLURALSIGHT, INC.
SUNDANCE MERGER SUB, INC.
GITPRIME, INC.
AND
Fortis Advisors LLC as Securityholder Representative
April 30, 2019

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES
Annex    Description
Annex A    Certain Defined Terms
Exhibit    Description

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Restated Certificate of Incorporation

Exhibit C	Form of Restated Bylaws

Exhibit D	Form of Joinder Agreement

Exhibit E	Form of Letter of Transmittal

Exhibit F	Form of Stockholder Written Consent

Exhibit G	Form of Warrant Cancellation Agreement

Exhibit H	Form of Director and Officer Resignation Letter

Exhibit I	Form of Escrow Agreement

Exhibit J	Form of Non-Competition and Non-Solicitation Agreement
Schedules

Schedule 2.2(b)(x)(B)    Certain Employees
Schedule 7.5(a)    Retention Awards
Schedule 7.7(b)    Liens to Be Released
Schedule A-1    Accounting Principles
Schedule A-2    Excluded Payroll Processor Costs
Schedule A-3    Key Employees
Schedule A-4    Knowledge Persons
Schedule A-5    Non-Compete Parties
Schedule A-6    Promised Options
Schedule A-7    Support Stockholders

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 30, 2019 (the “Agreement Date”) by and among Pluralsight, Inc., a Delaware corporation (“Acquiror”), Sundance Merger Sub, Inc., a Delaware corporation and an indirect subsidiary of Acquiror (“Merger Sub”), GitPrime, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company solely in its capacity as the representative of the Securityholders (the “Securityholder Representative”).
WITNESSETH
WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Acquiror acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated hereby.
WHEREAS, as condition and inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Non-Compete Parties has entered into a Non-Competition and Non-Solicitation Agreement with Acquiror or its designated Affiliate, which will be effective only upon the Closing.
WHEREAS, as condition and inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Key Employees have entered into employment arrangements with Acquiror or its designated Affiliate by executing and delivering to Acquiror or such Affiliate (i) an offer letter from Acquiror or such Affiliate (an “Offer Letter”), (ii) Acquiror’s or such Affiliate’s form Confidential Information and Inventions Assignment Agreement, (iii) Acquiror’s or such Affiliate’s form Code of Conduct, and (iv) Acquiror’s or such Affiliate’s other customary employment-related agreements and documents (collectively, the “Employment Agreements”), each to be effective as of the first Business Day after the Closing Date.
WHEREAS, as condition and inducement to Acquiror’s willingness to enter into this Agreement, substantially concurrently herewith, the Support Stockholders are executing and delivering to Acquiror (i) Joinder Agreements, and (ii) the Stockholder Written Consent.
WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger.
(a)    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Acquiror and the Company shall cause Merger Sub to be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger as an indirect subsidiary of Acquiror. Acquiror and the Company shall cause the Merger to be consummated and become effective under Delaware Law by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Acquiror and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.” The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
(b)    The Surviving Corporation.
(i)    Certificate of Incorporation and Bylaws.
(A)    Certificate of Incorporation. Unless otherwise determined by Acquiror prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be in the form attached hereto as Exhibit B (the “Restated Certificate of Incorporation”), until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation and the Surviving Corporation’s bylaws.
(B)    Bylaws. Unless otherwise determined by Acquiror prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be in the form attached hereto as Exhibit C (the “Restated Bylaws”), until thereafter amended in accordance with Delaware Law and as provided in the Company’s certificate of incorporation and such bylaws.
(ii)    Directors and Officers.
(A)    Directors. Unless otherwise determined by Acquiror prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successors is duly elected and qualified.
(B)    Officers. Unless otherwise determined by Acquiror prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
1.2    General Effects of Merger.  At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3    Effects of Merger on Securities of Merging Corporations.
(a)    Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Securityholders or any other Person, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall thereupon evidence ownership only of such shares of capital stock of the Surviving Corporation.
(b)    Company Capital Stock.
(i)    Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(iii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(iv)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the indemnification provisions set forth in Article VIII, and delivery of the Exchange Documents in the manner provided in Section 2.3(e)), an amount in cash, without interest, equal to (1) the Per Share Closing Cash Consideration, plus (2) the Per Share Indemnity Escrow Release Consideration (if any), plus (3) the Per Share Adjustment Consideration (if any), plus (4) the Per Share Expense Fund Consideration (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of, Section 2.3(d)(iii));
(ii)    Surrender. Until surrendered pursuant to this Agreement, each Company Stock Certificate or Company Book-Entry that is outstanding after the Effective Time shall be deemed, for all purposes after the Effective Time, to evidence only the right to receive the consideration payable pursuant to Section 1.3(b)(i). For purposes of calculating the aggregate amount of consideration payable to each Stockholder pursuant to Section 1.3(b)(i), (x) all shares of the Company Capital Stock held by each such Stockholder shall be aggregated on a certificate-by-certificate and book-entry-by-book-entry basis, and (y) the amount of cash to be paid to each Stockholder for each Company Stock Certificate or Company Book-Entry held by such Stockholder shall be rounded down to the nearest whole cent.
(iii)    Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Securityholders or any other Person, each share of Company Capital Stock that is issued and outstanding and held by the Company or any Subsidiary as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.
(iv)    Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded and perfected appraisal rights in accordance with Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.3(b)(i), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Notwithstanding the provisions of this Section 1.3(b)(iv), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.3(b)(i), without interest thereon, subject to the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the indemnification provisions set forth in Article VIII, and delivery of the Exchange Documents in the manner provided in Section 2.3(e)). The Company shall give Acquiror prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law. The Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld, conditioned, or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by or on behalf of the Company to any Stockholder with respect to such demands shall be submitted to Acquiror in advance and shall not be presented to any Stockholder prior to the Company receiving Acquiror’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed).
(c)    Treatment of Company Options.
(i)    Vested In-the-Money Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each Vested Company Option that is an In-the-Money Company Option shall be terminated and cancelled and, subject to the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the indemnification provisions set forth in Article VIII), be converted into the right to receive with respect to each share issuable upon exercise in full of such Company Option, an amount in cash, without interest, equal to (1) the excess of the Per Share Closing Cash Consideration over the per share exercise price of such Company Option, plus (2) the Per Share Indemnity Escrow Release Consideration (if any), plus (3)  the Per Share Adjustment Consideration (if any), plus (4) the Per Share Expense Fund Consideration (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of, Section 2.3(d)(iii)). For purposes of calculating the aggregate amount of consideration payable to each Optionholder pursuant to this Section 1.3(c)(i), (x) all shares underlying such Company Options held by such Optionholder shall be aggregated on a Company Option-by-Company Option basis, and (y) the amount of cash to be paid to each Optionholder for each such Company Option held by such Optionholder shall be rounded down to the nearest whole cent.
(ii)    Unvested In-the-Money Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each Unvested Company Option that is an In-the-Money Company Option shall be assumed by Acquiror and shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Plan and the option agreement (or other applicable employment, change of control or other agreement between the holder of the Unvested Company Option and the Company) relating thereto (including with respect to the term, exercisability, vesting schedule and any accelerated vesting rights thereof, as in effect immediately prior to the Effective Time, except that such assumed Unvested Company Option shall be exercisable (A) for that number of whole shares of Acquiror Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Unvested Company Option immediately before the Effective Time by the Stock Award Exchange Ratio, and (B) at an exercise price per share of Acquiror Common Stock equal to the exercise price per share of such Unvested Company Option, as applicable immediately before the Effective Time, divided by the Stock Award Exchange Ratio (rounded up to the nearest whole cent) (an “Assumed Company Option”); provided, however, that in the case of any Assumed Company Option that qualifies immediately prior to the Effective Time as an incentive stock option for U.S. tax purposes by reason of its qualification under Section 422 of the Code, at and following the Effective Time it will constitute a nonstatutory stock option for U.S. tax purposes. If the foregoing calculation results in an Assumed Company Option being exercisable for a fraction of a share of Acquiror Common Stock, then the number of shares of Acquiror Common Stock subject to such option will be rounded down to the nearest whole number of shares.
(iii)    Other Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder or any other Person, each Out-of-the-Money Company Option shall be terminated and cancelled without any consideration therefor.
(iv)    Necessary Actions. Prior to the Effective Time, and subject to the reasonable prior review and approval of Acquiror, the Company shall take all actions reasonably necessary (A) to effect the transactions anticipated by this Section 1.3(c) under the Plans and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices and obtaining all necessary approvals and consents, and (B) to provide for the payment of that portion of the payments payable at the Effective Time to Withholding Securityholders through the Company’s normal payroll procedures, which payment shall be made through a special payroll distribution as soon as practicable following the Effective Time, and in any event within thirty (30) days of the Closing Date.
(d)    Treatment of Company Warrants.
(i)    In-the-Money Company Warrants. Acquiror shall not assume any Company Warrants, or substitute any Company Warrants with an equivalent option or right, in connection with the transactions contemplated by this Agreement and no Company Warrants shall remain outstanding after the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder, or any other Person, each outstanding and unexercised In-the-Money Company Warrant shall be terminated and cancelled and, subject to the terms and conditions set forth in this Section 1.3 and throughout this Agreement (including the indemnification provisions set forth in Article VIII, and delivery of the Warrant Cancellation Agreement pursuant to Section 2.3(e)), be converted into the right to receive with respect to each share issuable upon exercise in full of such Company Warrant, an amount in cash, without interest, equal to (1) the excess of the Per Share Closing Cash Consideration over the per share exercise price of such Company Warrant, plus (2) the Per Share Indemnity Escrow Release Consideration (if any), plus (3) the Per Share Adjustment Consideration (if any), plus (4) the Per Share Expense Fund Consideration (which shall be deposited with the Securityholder Representative in accordance with, and subject to the terms of, Section 2.3(d)(iii)). For purposes of calculating the aggregate amount of consideration payable to each Warrantholder pursuant to this Section 1.3(d)(i), (x) all shares underlying Company Warrants held by such Warrantholder shall be aggregated on a Company Warrant-by-Company Warrant basis, and (y) the amount of cash to be paid to each Warrantholder for each Company Warrant held by such Warrantholder shall be rounded down to the nearest whole cent.
(ii)    Other Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company, any Securityholder or any other Person, each Out-of-the-Money Company Warrant shall be terminated and cancelled without any consideration therefor.
(iii)    Necessary Actions. Prior to the Effective Time, and subject to the prior review and approval of Acquiror, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.3(d) under the Contract applicable to any Company Warrant (whether written or oral, formal or informal), including delivering all required notices and obtaining all necessary approvals and consents.
1.4    Further Action.  If at any time from and after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Acquiror, Merger Sub, and the officers and directors of the Company, Acquiror and Merger Sub, are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.
1.5    Rights Not Transferable.  The rights of the Securityholders hereunder are personal in nature and, except with the written consent of Acquiror, are non-transferable and non-assignable, except that each Securityholder shall be entitled to assign such Securityholder’s rights by will, by the laws of intestacy or by other similar operation of law. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

ARTICLE II
CLOSING AND CLOSING PAYMENTS
2.1    The Closing.  Unless this Agreement is validly terminated pursuant to Section 9.1, Acquiror, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) within two (2) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, unless another time or place (including by remote exchange of documents) is mutually agreed upon in writing by Acquiror and the Company. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”
2.2    Closing Conditions.
(a)    Mutual Conditions. The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(i)    Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
(ii)    Regulatory Approvals. All approvals of Governmental Entities set forth on Schedule 2.2(a)(ii) shall have been obtained without any conditions thereto.
(iii)    No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Merger or any other material transaction contemplated by this Agreement illegal or otherwise prohibiting or preventing consummation of the Merger or any other material transaction contemplated by this Agreement in accordance with the terms hereof.
(b)    Additional Acquiror and Merger Sub Conditions. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror:
(i)    Company Representations and Warranties.
(A)    Each of the representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date).
(B)    Each of the representations and warranties of the Company that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).
(ii)    Company Covenants. The Company shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.
(iii)    Receipt of Closing Deliveries. The Company shall have delivered to Acquiror (A) good standing certificates (dated no later than the date that is five (5) Business Days prior to the Closing Date) with respect to the Company and each of its Subsidiaries from each applicable Governmental Entity in each jurisdiction where the Company or any of its Subsidiaries is qualified to do business, as applicable, including each jurisdiction of incorporation, formation, or organization, (B) the Payment Spreadsheet, (C) the Statement of Expenses, (D) the Closing Date Balance Sheet, (E) the Director and Officer Resignation Letters, (F) the Payoff Letters, and (G) the Final Invoices.

(iv)    Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the Agreement Date that is continuing.
(v)    Company Litigation. There shall be no Action of any kind or nature pending or threatened in writing against Acquiror or any of its Affiliates, or against the Company or any of its Affiliates by any Governmental Entity challenging or seeking to prohibit the Merger.
(vi)    Appraisal Claims and Rights. Stockholders holding no more than five percent (5%) of the issued and outstanding shares of Company Capital Stock (on an as converted to Company Common Stock basis) shall have exercised (or have a continuing right to exercise) appraisal or dissenters’ rights under applicable Law, including Delaware Law, in either case, with respect to the Merger and the other transactions contemplated by this Agreement.
(vii)    Joinder Agreements. Securityholders that together hold Company Securities representing at least ninety-three percent (93%) of the outstanding or issuable shares of Company Common Stock held by the Indemnifying Parties (determined on a fully exercised Company Security basis and an as-converted to Company Common Stock basis) shall have executed and delivered to Acquiror a Joinder Agreement in the form attached hereto as Exhibit D (the “Joinder Agreement”), and all such Joinder Agreements shall be in full force and effect.
(viii)    280G Stockholder Approval. The Company shall have provided notification and evidence reasonably satisfactory to Acquiror that a 280G Solicitation was conducted in accordance with Section 7.1(b).
(ix)    Non-Competition and Non-Solicitation Agreement. The Non-Competition and Non-Solicitation Agreements executed by the Non-Compete Parties shall be in full force and effect shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.
(x)    Employee Matters.
(A)    The Employment Agreements executed by the Key Employees shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any such Person. Each of the Key Employees (1) shall not have terminated his or her employment with or services to the Company (or one of its subsidiaries or Affiliates, as applicable) at or prior to the Closing or, to the Knowledge of the Company, expressed an intention to terminate his or her employment with or services to the Company (or one of its subsidiaries or Affiliates, as applicable) at or prior to the Closing, or with the Surviving Corporation or Acquiror (or one of its subsidiaries or Affiliates, as applicable) following the Closing, (2) shall have satisfied Acquiror’s (or the applicable subsidiary’s or Affiliate’s) employee background investigation and reference check, and (3) shall not be prohibited by applicable Law from working in the jurisdiction in which such Employee is employed or engaged by the Company (or one of its subsidiaries or Affiliates, as applicable) as of the Agreement Date.
(B)    At least fifty-five (55) of the Employees listed on Schedule 2.2(b)(x)(B), (1) shall have executed and delivered to Acquiror the Employment Agreements, none of which shall have been revoked, rescinded or otherwise repudiated by any such Employee, (2) shall not have terminated his or her employment with or services to the Company (or one of its subsidiaries or Affiliates, as applicable) at or prior to the Closing or, to the Knowledge of the Company, expressed an intention to terminate his or her employment with or services to the Company (or one of its subsidiaries or Affiliates, as applicable) at or prior to the Closing, or with the Surviving Corporation or Acquiror (or one of its subsidiaries or Affiliates, as applicable) following the Closing, (3) shall have satisfied Acquiror’s (or the applicable subsidiary’s or Affiliate’s) employee background investigation, and (4) shall not be prohibited by applicable Law from working in the jurisdiction in which such Employee is employed or engaged by the Company (or one of its subsidiaries or Affiliates, as applicable) as of the Agreement Date. Notwithstanding the foregoing, any Employee listed on Schedule 2.2(b)(x)(B) that does not receive a Compliant

Offer Letter from Acquiror or one of its Affiliates within three (3) Business Days of the Agreement Date shall be deemed to have satisfied the conditions set forth in this Section 2.2(b)(x)(B).
(xi)    Termination of Employee Plans. The Company shall have provided to Acquiror evidence, reasonably satisfactory to Acquiror, as to the termination of any Company Employee Plans, if any, or in the case of any PEO Company Employee Plans, participation in such Company Employee Plans, all as required to be terminated pursuant to Section 7.5(e).
(xii)    Termination of PEO Agreements. The Company shall have provided to Acquiror evidence, reasonably satisfactory to Acquiror, as to the notice of termination of all Contracts with any PEO, or other agreements or arrangements providing for co-employment of Employees, including those on Schedule 2.2(b)(xii), on or prior to the Closing Date.
(xiii)    Company Closing Certificates.
(A)    Officer’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 2.2(b)(i), 2.2(b)(ii), 2.2(b)(iv), 2.2(b)(v), and 2.2(b)(vi), clause (1) of Section 2.2(b)(x)(A), and clause (2) of Section 2.2(b)(x)(B) have been satisfied.
(B)    Secretary’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying (i) as to the terms and effectiveness of the Charter Documents and the Subsidiary Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company), (iii) that the Requisite Stockholder Approval has been obtained, and (iv) that all Company Book-Entries have been cancelled, effective as of the Effective Time.
(C)    FIRPTA Certificate. Acquiror shall have received in a form reasonably acceptable to Acquiror: (a) a statement with respect to the Company conforming to the requirements of Section 1.1445-2(c)(3) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations.
(xiv)    Warrant Cancellation Agreements. Acquiror shall have received a Warrant Cancellation Agreement executed by Warrantholder, each of which shall be in full force and effect shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.
(c)    Additional Company Conditions. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing exclusively by the Company:
(i)    Acquiror Representations and Warranties. Except as would not materially impair Acquiror’s ability to consummate the Merger, the representations and warranties of Acquiror shall have been true and correct in all respects on the date they were made and are true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Acquiror made only as of a specified date, which shall be true and correct in all respects as of such date).
(ii)    Acquiror Covenants. Acquiror and Merger Sub shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

2.3    Payment of Merger Consideration.
(a)    Payment Spreadsheet. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a spreadsheet, certified on behalf of the Company’s Chief Executive Officer, setting forth the following information, in a form and substance reasonably satisfactory to Acquiror and accompanied by documentation reasonably satisfactory to Acquiror in support of the information set forth therein (the “Payment Spreadsheet”):
(i)    a detailed calculation of the Total Closing Consideration and each of the components and subcomponents thereof;
(ii)    a detailed calculation of the Total Share Number and the Cash Share Number and each of the components and subcomponents thereof;
(iii)    a detailed calculation of the Stock Award Exchange Ratio and each of the components and subcomponents thereof; provided, however, that the calculation for Acquiror Stock Price shall be provided to the Company by Acquiror;
(iv)    a detailed calculation of the Per Share Consideration, the Per Share Escrow & Expense Contribution, and the Per Share Closing Cash Consideration, and each of the components and subcomponents of the foregoing;
(v)    a detailed calculation of the Per Share Indemnity Escrow Release Consideration, and each of the components and subcomponents of the foregoing, assuming full release of the Indemnity Escrow Fund;
(vi)    a detailed calculation of the Per Share Adjustment Consideration assuming a Final Net Working Capital Surplus of one million ($1,000,000);
(vii)    with respect to each Stockholder: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such Stockholder (if available); (B) whether such Stockholder is an Employee and the nature of any such relationship (including the entity with which such Employee has a relationship); (C) the number, class and series of all shares of Company Capital Stock held by such Stockholder and the respective certificate or other identifying numbers of all Company Stock Certificates or Company Book-Entries evidencing all such shares; (D) the date of issuance of such shares of Company Capital Stock and the date of acquisition of such shares of Company Capital Stock by such Stockholder, and the consideration paid to the Company for such issuance (on a per share and aggregate basis) and, if such shares were not acquired by issuance from the Company, the transferee of such shares, and, if Known, the consideration paid by the holder thereof for such shares (on a per share and aggregate basis); (E) the identification of any shares of Company Capital Stock that were (x) acquired through the exercise of an option, whether such option was a nonstatutory option or an incentive stock option as defined in Section 422 of the Code, the date of grant of such option, the vesting schedule of such option, and the date of exercise of such option, or (y) issued as Company Restricted Stock, the date of grant of such shares of Company Restricted Stock, the vesting schedule of such shares of Company Restricted Stock (F) the number of any such shares that are Dissenting Shares; (G) such Stockholder’s Loan Repayment Amount, if any, and whether Taxes are required to be withheld; (H) the aggregate Per Share Closing Cash Consideration such Stockholder is entitled to receive pursuant to Section 1.3(b)(i) (on a certificate-by-certificate and book-entry-by-book-entry basis and in the aggregate), gross and net of such Stockholder’s Loan Repayment Amount, if any, and whether Taxes are required to be withheld; (I) such Stockholder’s aggregate Per Share Indemnity Escrow Release Consideration and the Per Share Expense Fund Release Amount, in each case, assuming full release of the Indemnity Escrow Fund and Expense Fund, respectively, and Per Share Adjustment Consideration assuming a Final Net Working Capital Surplus of one million ($1,000,000); (J) whether such Stockholder executed and delivered a Joinder Agreement and such Stockholder’s Pro Rata Portion; (K) with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other security that, in each case, is a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), the cost basis of such shares or securities; and (L) whether such Stockholder is a Withholding Securityholder with respect to such Company Capital Stock;
(viii)    with respect to each Optionholder: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such Optionholder (if available); (B) whether such Optionholder is an Employee and the nature of any such relationship (including the entity with which such Employee has a relationship); (C) the grant date and expiration date of each Company Option held by such Optionholder; (D) whether each such Company Option was granted pursuant to the Plans; (E) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is vested as of immediately prior to the Effective Time (taking into account any Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions); (F) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying each such Company Option immediately prior to the Effective Time; (G) whether each such Company Option is a Vested Company Option or an Unvested Company Option and an In-the-Money Company Option or an Out-of-the-Money Company Option; (H) whether each such Company Options qualifies as incentive stock options as defined in Section 422 of the Code or nonstatutory stock options; (I) such Optionholder’s Loan Repayment Amount, if any, and whether any Taxes are required to be withheld; (J) if a Vested Company Option, the aggregate Per Share Closing Cash Consideration such Optionholder is entitled to receive pursuant to Section 1.3(c)(i) (on an option-by-option basis and in the aggregate), gross and net of such Optionholder’s Loan Repayment Amount, if any, exercise price, and whether Taxes are required to be withheld; (K) if an Unvested Company Option, the aggregate number of shares of Acquiror Common Stock subject to an Assumed Company Option, the per share exercise price of such Assumed Company Option, and the vesting schedule (including number of shares vesting per vesting period) of such Assumed Company Option; (L) if a Vested Company Option, such Optionholder’s aggregate Per Share Indemnity Escrow Release Consideration and the Per Share Expense Fund Release Amount, in each case, assuming full release of the Indemnity Escrow Fund and Expense Fund, respectively, and Per Share Adjustment Consideration assuming a Final Net Working Capital Surplus of one million ($1,000,000); (M) whether such Optionholder executed and delivered a Joinder Agreement and such Optionholder’s Pro Rata Portion; and (N) whether such Optionholder is a Withholding Securityholder with respect to such Company Options;
(ix)    with respect to each Warrantholder: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such Warrantholder (if available); (B) whether such Warrantholder is an Employee and the nature of any such relationship (including the entity with which such Employee has a relationship); (C) the issue date and expiration date of each Company Warrant held by such Warrantholder; (D) the vesting schedule (including all acceleration provisions) applicable to each such Company Warrant and the extent to which each such Company Warrant is vested as of immediately prior to the Effective Time (taking into account any Company Warrant (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions); (E) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying each such Company Warrant immediately prior to the Effective Time; (F) whether each such Company Warrant is an In-the-Money Company Warrant or an Out-of-the-Money Company Warrant; (G) such Warrantholder’s Loan Repayment Amount, if any, and whether Taxes are required to be withheld; (H) the aggregate Per Share Closing Cash Consideration such Warrantholder is entitled to receive pursuant to Section 1.3(d)(i) (on a warrant-by-warrant basis and in the aggregate), gross and net of such Warrantholder’s Loan Repayment Amount, if any, exercise price, and whether Taxes are required to be withheld; (I) such Warrantholder’s aggregate Per Share Indemnity Escrow Release Consideration and the Per Share Expense Fund Release Amount, in each case, assuming full release of the Indemnity Escrow Fund and Expense Fund, respectively, and Per Share Adjustment Consideration assuming a Final Net Working Capital Surplus of one million ($1,000,000); (J) whether such Warrantholder executed and delivered a Joinder Agreement and such Warrantholder’s Pro Rata Portion; and (K) whether such Warrantholder is a Withholding Securityholder with respect to such Company Warrant;

(x)    with respect to each recipient of a Promised Option: (A) the name, address of record, e-mail address (if available), jurisdiction of Tax residence of such recipient of a Promised Option; (B) the number of shares of Company Common Stock subject of such Promised Option and that portion of the Promised Option Value attributable to such shares; (C) the number of shares of Acquiror Common Stock subject to such recipient’s Acquiror RSU Award to be granted (assuming such recipient is a Continuing Employee); and (D) the vesting schedule (including number of shares vesting per vesting period) for such Acquiror RSU Award;
(xi)    wire or other payment instructions for all amounts to be paid by Acquiror in accordance with this Agreement, including any Third Party Expenses and Closing Indebtedness that Acquiror is to pay, or cause to be paid, following the Closing on the Company’s behalf; and
(xii)    such other information reasonably requested by Acquiror in connection with facilitating the payments contemplated by this Agreement.
(b)    Preliminary Payment Spreadsheet. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a preliminary Payment Spreadsheet with, to the extent reasonably practicable, the Company’s estimated calculations of the requisite information as of such date. The Company shall consider in good faith any of Acquiror’s reasonable comments to such preliminary Payment Spreadsheet and provide any additional supporting documentation or other information reasonably requested by Acquiror. The Payment Spreadsheet shall take into account any adjustments to the preliminary Payment Spreadsheet requested by Acquiror in good faith and not otherwise rejected by the Company in its good faith determination. Nothing in this Section 2.3, including the fact that Acquiror may provide comments or request changes to the preliminary Payment Spreadsheet or that Acquiror and the Company may agree to changes to the information or amounts on the Payment Spreadsheet, shall in any way limit the right of any Person under this Agreement, including Article VIII.
(c)    Reliance. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Acquiror or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (i) it is expressly acknowledged and agreed that Acquiror, the Payment Agent and their respective Affiliates and all Representatives of the foregoing shall be entitled to rely on the Payment Spreadsheet without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (ii) in no event shall Acquiror, the Payment Agent or any of their respective Affiliates or any Representative of the foregoing have any liability to any Person (including the Securityholder Representative or any Securityholder) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Payment Spreadsheet and the allocation set forth therein, or payments made by any Person (including Acquiror, the Company, the Payment Agent and their respective Affiliates) in accordance with the Payment Spreadsheet.
(d)    Delivery of Merger Consideration; Indemnity Escrow Fund; Expense Fund.
(i)    Merger Consideration. As soon as reasonably practicable (and in any event within one (1) Business Day) following the Closing, Acquiror shall deposit, or cause to be deposited, by wire transfer of immediately available funds, (A) with the Payment Agent, for exchange in accordance with Article I and this Article II, the aggregate Merger Consideration then-payable pursuant to Section 1.3 in exchange for Company Securities to the extent held by non-Withholding Securityholders, and (B) with the Surviving Corporation or one of its Affiliates (as directed by Acquiror), for payment consistent with its normal payroll procedures in accordance with Article I, the Merger Consideration then-payable pursuant to Section 1.3 in exchange for Company Securities to the extent held by Withholding Securityholders.
(ii)    Indemnity Escrow Fund. As soon as reasonably practicable (and in any event within one (1) Business Day) following the Closing, Acquiror shall deposit, or cause to be deposited, by wire transfer of immediately available funds, with the Escrow Agent the Indemnity Escrow Amount, such deposit of the Indemnity Escrow Amount to constitute an escrow fund to be governed by the terms set forth in this Agreement and the Escrow

Agreement (together with any income earned on the Indemnity Escrow Amount, the “Indemnity Escrow Fund”). The Indemnity Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including Article VIII, and shall be distributed in accordance with the terms and conditions of this Agreement, including Article VIII, and the Escrow Agreement. The parties agree for all Tax purposes that: (A) the right of the Securityholders to the Indemnity Escrow Fund is intended to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (B) Acquiror shall be treated as the owner of the Indemnity Escrow Fund solely for Tax purposes, shall be allocated any income or earnings thereon for Tax purposes, and shall be entitled to Tax distributions in respect of any such allocation of income or earnings; and (C) if and to the extent any amounts from the Indemnity Escrow Fund are actually distributed to the Securityholders, interest may be imputed on such amount, as required by Sections 483 or 1274 of the Code. All parties hereto shall file all Tax Returns consistently with the foregoing, except as otherwise required by a Tax authority or applicable Law.
(iii)    Expense Fund. As soon as reasonably practicable (and in any event within one (1) Business Day) following the Closing, Acquiror shall deposit, or cause to be deposited, by wire transfer of immediately available funds, two hundred fifty thousand dollars ($250,000) (the “Expense Fund Amount”) into a segregated account designated by the Securityholder Representative in a written notice delivered to Acquiror at least one (1) Business Day prior to the Closing Date (the “Expense Fund”). The Expense Fund shall be accessed, and the Expense Fund Amount shall be used, solely by the Securityholder Representative (1) to pay any Securityholder Representative Expenses it may incur in performing its duties or exercising its rights under this Agreement, any Related Agreement, or the Securityholder Representative Engagement Agreement and (2) as otherwise directed by the Advisory Group. The Expense Fund shall be treated as received and deposited by the Securityholders at Closing for Tax purposes and be held as a trust fund for the benefit of the Securityholders and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. Upon conclusion of the Securityholder Representative’s duties hereunder, the Securityholder Representative shall deliver any amounts then-remaining in the Expense Fund (such amount as may be reduced pursuant to Section 10.2, the “Expense Fund Release Amount”) to the Payment Agent on behalf of the Securityholders, and who will thereafter distribute the Expense Fund Release Amount, as appropriate, to the Securityholders and, with respect to any portion thereof payable to Withholding Securityholders, to the applicable payroll processor for further distribution to such Withholding Securityholders, in each case, in accordance with their respective aggregate Per Share Expense Fund Release Amount. Notwithstanding anything herein to the contrary, the aggregate amount of cash to be distributed at any particular time to any Securityholder in accordance with this Section 2.3(d)(iii) shall be rounded down to the nearest whole cent. The Securityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable to the Securityholders for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence, bad faith, fraud or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount, and has no tax reporting or income distribution obligations hereunder. The Securityholders will not receive any interest on the Expense Fund and assign to the Securityholder Representative any such interest. The Securityholder Representative may direct the contribution of funds to the Expense Fund from any consideration otherwise distributable to the Securityholders in accordance with the terms of this Agreement, and, notwithstanding anything herein to the contrary, Acquiror’s obligations to make payment of all or any portion of the Expense Fund Amount shall be fully satisfied upon deposit of the Expense Fund Amount in the Expense Fund.
(e)    Payment Procedures.
(i)    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver written instruction to its transfer agent (the “Transfer Agent”), with a copy to Acquiror, directing the Transfer Agent to (A) cancel all electronic certificates or other book-entry entitlements representing shares of Company Capital Stock (the “Company Book-Entries”), such cancellation to be effective as of the Effective Time, and (B) at the Closing, deliver to Acquiror and the Payment Agent written confirmation from the Transfer Agent of the cancellation of all Company Book-Entries, effective as of the Effective Time (the “Cancellation Certificate”).

(ii)    Within five (5) Business Days following the Closing Date, to the extent not previously mailed or otherwise delivered by the Company or any other Person, Acquiror or the Payment Agent shall mail or otherwise deliver a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”) to each non-Withholding Securityholder at the address or e-mail address set forth opposite each such Person’s name on the Payment Spreadsheet.
(iii)    After receipt by the Payment Agent of a duly completed Letter of Transmittal, applicable tax forms, and any other documents that Acquiror or the Payment Agent may reasonably require in connection therewith, and any original certificate representing shares of Company Capital Stock if such shares are certificated (a “Company Stock Certificate”), and, in the case of a Warrantholder, an executed Warrant Cancellation Agreement (collectively, the “Exchange Documents”), Acquiror shall cause the Payment Agent to pay to each such Securityholder, as the case may be, in exchange therefor, the Merger Consideration then-payable to such Person pursuant to Section 1.3 for such surrendered Company Securities, as applicable. Any Company Stock Certificates surrendered pursuant to this Section 2.3(e) shall be cancelled. No portion of the Merger Consideration shall be paid or payable to any Stockholder, Optionholder that is a non-Withholding Securityholder, or Warrantholder until such Person delivers to the Payment Agent validly executed Exchange Documents, including, if applicable, a Company Stock Certificate, in accordance with the terms and conditions hereof. Further, no portion of the Merger Consideration shall be paid or payable in respect of any shares of Company Capital Stock represented by Company Book-Entries until Acquiror and the Payment Agent shall have received the Cancellation Certificate. From and after the Effective Time, all Company Stock Certificates and Company Book-Entries shall, for all corporate purposes, evidence only the ownership of the right to the cash (if any) into which such Company Securities shall have been converted pursuant to the terms of this Agreement.
(f)    Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate for certificated shares of Company Capital Stock as reflected in the Payment Spreadsheet shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.3; provided, however, that Acquiror may, in its discretion, or as required by the Payment Agent, and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Acquiror, against any claim that may be made against Acquiror or the Payment Agent or their respective Affiliates with respect to the certificates alleged to have been lost, stolen or destroyed.
(g)    Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.3 to a Person other than the Person whose name is reflected on the corresponding Company Stock Certificate, or Company Book-Entry, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.
(h)    Payment Agent to Return Merger Consideration. At any time following the one-year anniversary the Effective Time, Acquiror shall be entitled to require the Payment Agent to deliver to Acquiror or its designated successor or assign all cash amounts that have been deposited with the Payment Agent pursuant to Section 2.3(d)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the Securityholders pursuant to Section 2.3(e), and thereafter the Securityholders shall be entitled to look only to Acquiror (subject to the terms of Section 2.3(j)) only as general creditors thereof with respect to any and all cash amounts that may be payable to such Securityholders pursuant to Section 1.3 upon due surrender, as applicable, and duly executed Exchange Documents in the manner set forth in Section 2.3(e). No interest shall be payable for the cash amounts delivered to Acquiror pursuant to the provisions of this Section 2.3(h) and which are subsequently delivered to the Securityholders.

(i)    No Further Ownership Rights in Company Capital Stock. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
(j)    No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of Acquiror, the Payment Agent, the Surviving Corporation, nor any of their Representatives shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.4    Withholding Taxes.  The Company, the Payment Agent, Acquiror and the Surviving Corporation, and each of their Affiliates and Representatives shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any Laws or Orders (such amounts required to be deducted and withheld, “Withholding Taxes”), and to be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information required by applicable Tax law. Any amounts so deducted or withheld shall be (a) paid over to the appropriate Tax authority, and (b) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.5    Outstanding Loans.  In the event that any Person entitled to consideration hereunder has outstanding loans from the Company or any Subsidiary as of the Effective Time, the consideration payable to such Person pursuant to Section 1.3 shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such Person’s loans as of the Effective Time, plus any other amounts owed by such Person to the Company or any Subsidiary (collectively, such Person’s “Loan Repayment Amount”). Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.5. To the extent the consideration payable to such Person is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to such exceptions as are specifically set forth in the appropriate section or subsection of the disclosure schedule delivered by the Company to Acquiror on the Agreement Date (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsection of this Article III, and (B) any other representations and warranties set forth in this Article III if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section or subsection of this Article III), the Company hereby represents and warrants to Acquiror and Merger Sub, as of the Agreement Date and as of the Closing Date, as though made at the Closing Date (except for such representations and warranties set forth herein and made as of a specified date, which are made only as of such specified date), as follows:
3.1    Organization and Good Standing.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.
(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing material to the Company’s business as currently conducted.
(c)    The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
(d)    The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each validly adopted and approved and in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed, nor has any Person proposed, any amendment to any of the Charter Documents.
(e)    Section 3.1(e) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, any of the stock or other Equity Interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”), and the percentage ownership thereof. Each Subsidiary is a corporation, limited liability company, partnership, association, joint venture or other business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the Agreement Date, has been Made Available. All of the outstanding shares or other Equity Interests of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares or other Equity Interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all Laws. There are no, and no Subsidiary has any unfilled promises or commitments (whether or not binding) to issue or grant any Equity Interests or enter into any commitments or agreements of any character, written or oral, for the issuance or grant of any Equity Interests to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other Equity Interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized, and no Subsidiary has any unfilled promises or commitments (whether or not binding) to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries (whether payable in Equity Interests, cash, or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any shares of the capital stock or Equity Interest of any Subsidiary. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment of capital contribution to any Person.
(f)    Section 3.1(f) of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries.

(g)    Section 3.1(g) of the Disclosure Schedule lists every jurisdiction in which the Company and its Subsidiaries has Employees or facilities or otherwise conducts its business as of the Agreement Date, and for each such jurisdiction, a complete list of all current Employees and facilities and a description of the business conducted in such jurisdiction.
3.2    Authority and Enforceability.
(a)    The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other transactions contemplated hereby and thereby, other than the adoption of this Agreement and approval of the Merger by the Stockholders of the Company who hold (a) at least a majority of the outstanding shares of Company Series A Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis, and (b) at least a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted to Company Common Stock basis (clauses (a) through (b), collectively, the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote or approval of the Stockholders required under Law, the Charter Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Merger and the other transactions contemplated hereby.
(b)    This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.
(c)    No “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law (including Section 203 of Delaware Law) or any anti-takeover provision in the Charter Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, or the Merger or the other transactions contemplated hereby.
3.3    Governmental Approvals.
(a)    No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Merger or any other transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
(b)    Section 3.3(b) of the Disclosure Schedule sets forth, on a country-by-country basis, the gross revenues generated by the Company and its Subsidiaries for the twelve (12) month period ended December 31, 2018, based on the location of the customers from which such revenue was generated. Since December 31, 2018, the total assets of the Company and its Subsidiaries (calculated in accordance with the Accounting Principles) have not exceeded $18,000,000 and the Company is its own “ultimate parent entity” (as that term is defined in the HSR Act) and is not controlled (as such term is defined in the HSR Act) by any other Person. For purposes of this Agreement,

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
3.4    Conflicts.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation or imposition of any Lien (other than Permitted Liens), upon the assets of the Company or any Subsidiary and will not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any notice, consent, waiver, or approval under (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract, Company Authorization, or Lien (other than Permitted Liens) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible) are bound or subject, or (c) any Law or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible), except in the case of (b) and (c), as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. Section 3.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger or the other transactions contemplated by this Agreement, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Material Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation and each of its Subsidiaries will be permitted to exercise all of its rights under all Material Contracts to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
3.5    Company Capital Structure.
(a)    The authorized capital stock of the Company consists of 25,480,000 shares of Company Common Stock, of which 9,247,003 shares are issued and outstanding as of the Agreement Date; and 10,994,938 shares of Company Preferred Stock, 10,994,846 of which is outstanding as of the Agreement Date, consisting of 2,226,668 shares of Company Series Seed Preferred Stock, all of which is outstanding as of the Agreement Date, 6,293,900 shares of Company Series A-1 Preferred Stock, 6,293,841 of which is outstanding as of the Agreement Date, 133,210 shares of Company Series A-2 Preferred Stock, 133,200 of which is outstanding as of the Agreement Date, 355,920 shares of Company Series A-3 Preferred Stock, 355,911 of which is outstanding as of the Agreement Date, 153,640 shares of Company Series A-4 Preferred Stock, 153,633 of which is outstanding as of the Agreement Date, and 1,831,600 shares of Company Series A-5 Preferred Stock, 1,831,593 of which is outstanding as of the Agreement Date.
(b)    The Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock. As of the Agreement Date, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 3.5(b) of the Disclosure Schedule which further sets forth for each such Person (i) the name, address of record, e-mail address (if in the Company’s possession), and the number of shares held, and, if in the Company’s possession, the jurisdiction of Tax residence, (ii) the class or series of such shares, (iii) the number of the applicable Company Stock Certificates or Company Book-Entry representing such shares, and (iv) whether such Person is or has ever been an Employee. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to any Liens (other than pursuant to applicable securities Laws and state “blue sky” Laws), outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it or any of its assets is bound. None of the outstanding shares of Company Capital Stock are, or have ever been, Company Restricted Stock. All shares of Company Capital Stock and other Company Securities ever issued by the

Company have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation. As of the Agreement Date, no Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock and the Company has never declared or paid any dividend or other distribution. Other than the Company Capital Stock set forth in Section 3.5(b) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.
(c)    Except for the Plans, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Plans have been duly authorized, approved and adopted by the Company’s Board of Directors and the Stockholders and is in full force and effect. The Company has reserved 1,900,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under its 2015 Equity Incentive Plan (the “2015 Plan”), of which 804,778 shares are issuable, as of the Agreement Date, upon the exercise of outstanding, unexercised options granted under the 2015 Plan, 1,039,198 shares have been issued upon the exercise of options or purchase of restricted stock granted under the 2015 Plan and remain outstanding as of the Agreement Date and no shares remain available for future grant under the 2015 Plan. The Company has reserved 3,768,299 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under its 2018 Equity Incentive Plan (the “2018 Plan”), of which 2,512,871 shares are issuable, as of the Agreement Date, upon the exercise of outstanding, unexercised options granted under the 2018 Plan, 0 shares have been issued upon the exercise of options or purchase of restricted stock granted under the 2018 Plan and remain outstanding as of the Agreement Date and 1,255,428 shares remain available for future grant under the 2018 Plan. Section 3.5(c) of the Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding Company Option, (1) the name, address of record, and e-mail address (if in the Company’s possession), and, if in the Company’s possession, the jurisdiction of Tax residence, (2) whether such Optionholder is an Employee, (3) the grant date and expiration date thereof, (4) the Plan under which such Company Option was granted, (5) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, (6) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option to date, and (7) whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. No Company Option has been granted with an exercise price less than the fair market value of a share of Company Common Stock on the date of grant. The terms of the Plans and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Acquiror Common Stock and the termination of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all Contracts relating to or issued under the Plans have been Made Available and such Contracts have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of restricted stock under the Plans or any other Contract relating to such Company Options. All holders of Company Options are current employees or non-employee directors of the Company.
(d)    Section 3.5(d) of the Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding Company Warrant, (1) the name, address, and e-mail address (if in the Company’s possession), and, if in the Company’s possession, the jurisdiction of Tax residence, (2) the grant date and expiration date thereof, (3) the vesting schedule (including all acceleration provisions) applicable to such Company Warrant, if any, and the extent to which such Company Warrant is vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement, and (4) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Warrant to date. The terms of the applicable agreements for each Company Warrant permit the termination of such Company Warrants as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise. True and complete copies of all Contracts relating to or issued under or with respect to the Company Warrants have been Made Available and Contracts have not been amended, modified or supplemented, and except for the Warrant Cancellation Agreements, there are no Contracts to amend, modify or supplement such Contracts from the forms thereof Made Available.
(e)    Except for the shares of Company Capital Stock, the Company Options and the Company Warrants set forth on Sections 3.5(b), 3.5(c) and 3.5(d) of the Disclosure Schedule, as of the Agreement Date there are no, and the Company has no unfilled promises or commitments (whether or not binding) to issue or grant any Company Securities or enter into any Contract of any character, written or oral, to issue or grant any Company Securities to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Company Securities. There are no outstanding or authorized, and the Company has no unfilled promises or commitments (whether or not binding) to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in Company Securities, cash or otherwise). Except as contemplated hereby or as set forth on Section 3.5(e) of the Disclosure Schedule, there are no voting trusts, proxies, or other Contracts with respect to the voting stock of the Company, and there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all Company Securities.
(f)    Section 3.5(f) of the Disclosure Schedule sets forth, as of the Agreement Date, all Indebtedness of the Company and each Subsidiary, including (i) the amount of such Indebtedness, (ii) a breakdown of the components of such Indebtedness, including any prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of such Indebtedness were prepaid, extinguished, unwound and settled in full prior to maturity and (iii) any assets securing such Indebtedness. Other than as set forth on Section 3.5(f) of the Disclosure Schedule, the Company and the Subsidiaries have no outstanding Indebtedness. The Company has Made Available a true, correct and complete copy of each Contract or other instrument evidencing Indebtedness of the Company. Other than as set forth in Section 3.5(f) of the Disclosure Schedule, no such Indebtedness is subject to any restriction upon the prepayment of any such Indebtedness. With respect to each such item of Indebtedness, neither the Company nor any Subsidiary is in default and no payments are past due. There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Securityholders. After giving effect to the Closing and the payment of all Closing Indebtedness set forth in Payoff Letters delivered to Acquiror prior to the Closing, the Company and its Subsidiaries will have no Indebtedness, and each holder of any Indebtedness of the Company will have no rights in respect of such Indebtedness.
(g)    No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the Agreement Date.
(h)    The allocation of the Total Consideration set forth in Article I is consistent with, and does not violate any of the Charter Documents, the Plans, or any Contract applicable to any Company Securities or Indebtedness of the Company or any of its Subsidiaries, in each case, as may be amended as of immediately prior to the Effective Time. There is no inaccuracy in any of the information or calculations contained in any of the certificates or other documents that the Company is required to deliver to Acquiror pursuant to this Agreement prior to the Closing, including the Payment Spreadsheet, the Statement of Expenses, and the Closing Date Balance Sheet, each of which is accurate and complete.
(i)    No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, and, to the Knowledge of the Company, there is no basis for, any liability of the Company or any Subsidiary to any current, former or alleged holder of securities of the Company in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Merger or otherwise.
3.6    Company Financial Statements; Internal Financial Controls.
(a)    Section 3.6(a) of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheets as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of March 31, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations, cash flows, and stockholders’ equity for the three (3) months then ended (the “Interim Financials” and together with the Year-End Financials, the “Financials”). The Financials have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that any unaudited Financials need not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company and each Subsidiary from which the Financials have been derived have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Financials are consistent with such books and records.
(b)    Section 3.6(b) of the Disclosure Schedule sets forth an aging schedule with respect to each of the accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, indicating a range of days elapsed since invoice, which aging schedule shall be accurate and complete aging of each such accounts receivable as of the Balance Sheet Date and all such accounts receivable in the aggregate as of the Balance Sheet Date. All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries derive from bona fide sales transactions entered into in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any set-off or counterclaim, are valid and collectible in full in accordance with the terms of the applicable underlying Contract, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, and are not subject to any other repurchase or return arrangement. No Person has any Lien (other than Permitted Liens) on any accounts receivable of the Company or any Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Subsidiary.
(c)    The Company and each Subsidiary has established and maintains, adheres to and enforces a system of internal accounting controls that are customary for a company at a similar stage of development as a Company and are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials) in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and its Subsidiaries, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any Subsidiary (including, to the Company’s Knowledge, any Employee) has identified or been made aware of (A) any deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (B) any fraud, whether or not material, that involves the Company’s or its Subsidiary’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary and relates to such preparation or internal accounting controls or (C) any claim or allegation regarding any of the foregoing.
(d)    On or prior to the Closing Date, neither Company nor any Subsidiary has recorded revenue (whether in the Financials or otherwise) or received payments in the amount or in the timeframe required in respect of any sale or other transaction with respect to which any commission or other payment will accrue or otherwise become payable to any Employee at any time after the Closing.
(e)    No information or documents delivered by the Company to Acquiror pursuant to Section 7.14 will contain any untrue statement of a material fact or will omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.
3.7    No Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any material Liability, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material in amount or significance, either individually or in the aggregate, and do not result from a breach of Contract, breach of warranty, violation of Law, infringement, misappropriation, or other tort, (c) are Third Party Expenses, or (d) are executory Contract obligations arising in the ordinary course of business consistent with past practice.
3.8    No Changes.  Since the Balance Sheet Date through the Agreement Date, (a) no Company Material Adverse Effect has occurred, and (b) neither the Company nor any Subsidiary has taken any action that would be prohibited by Section 5.2 if taken or proposed to be taken after the Agreement Date.
3.9    Tax Matters.
(a)    Tax Returns and Payments. Each return (including any information return and estimated tax return), report, statement, declaration, form, election, or certificate filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company or any Subsidiary with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) is true, correct and complete in all material respects and has been prepared in material compliance with all Laws. All Taxes required to be paid by the Company or its Subsidiaries (regardless of whether or not shown on any Tax Return) have been timely paid. The Company has delivered or made available to Acquiror accurate and complete copies of all Company Returns filed since inception of the Company.
(b)    Reserves for Payment of Taxes. The Financials adequately accrue in accordance with the Accounting Principles all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof. The Company or each Subsidiary, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Acquiror as soon as practicable and in any event reasonably in advance of the Closing Date. Neither the Company nor any Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.
(c)    Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity. Neither the Company nor any Subsidiary has received from any Governmental Entity any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No currently effective extension or waiver of the limitation period is applicable to any Company Returns or has been requested from the Company or any Subsidiary.

No Action, audit, or investigation is pending or threatened against the Company or any Subsidiary in respect of any Tax. There are (and immediately following the Effective Time there will be) no liens for Taxes upon any of the assets of the Company or any Subsidiary except liens for current Taxes not yet due and payable (and for which there are full and adequate accruals).
(d)    Deficiencies. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary with respect to any Tax.
(e)    Distributed Stock. Neither the Company nor any Subsidiary has distributed stock of another Person, and neither the Company nor any Subsidiary has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.
(f)    280G Matters. There is no agreement, plan, arrangement or other Contract to which the Company or any Subsidiary is a party covering any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) that, considered individually or considered collectively with any other such Contracts, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) is entitled to any payment of any tax “gross-up” or similar “make-whole” payments from the Company or any Subsidiary, including as a result of excise taxes which could become payable under Section 280G of the Code or Section 4999 of the Code. Section 3.9(f) of the Disclosure Schedule lists all persons who are reasonably expected to be “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
(g)    Tax Indemnity Agreements. Neither the Company nor any Subsidiary has: (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, by operation of law or otherwise, (iii) been a party to any Tax sharing, indemnification or allocation agreement (other than customary provisions of commercial contracts entered into in the ordinary course of business and the primary purpose of which is unrelated to Tax), or (iv) been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
(h)    FIRPTA. Neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i)    No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns. Neither the Company nor any Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or business operation in that other country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary, as applicable, is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.
(j)    Transfer Pricing. The Company and each of its Subsidiaries is in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or services

(or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
(k)    Tax Shelters; Listed Transactions. Neither the Company nor any Subsidiary has consummated or participated in, nor is the Company or any Subsidiary currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Laws. The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which reasonably would be expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law).
(l)    Section 83(b) Matters. No Person holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(m)    Withholding. Each of the Company and its Subsidiaries: (i) has complied in all material respects with all Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law); (ii) has, within the time and in the manner prescribed by Laws, withheld from employee wages, consulting compensation or other payments to third parties and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Laws, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant non-U.S. income and employment Tax withholding Laws, and Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law; and (iii) has timely filed all withholding Tax Returns, for all periods.
(n)    Change in Accounting Methods; Closing Agreements. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring prior to the Effective Time; (iv) installment sale or open transaction disposition made prior to the Effective Time; (v) prepaid amount received outside the ordinary course of business prior to the Effective Time, (vi) election pursuant to Section 108(i) of the Code made prior to the Effective Time (or any corresponding or similar provision of state, local or foreign Tax Law), or (vii) under Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). The Company has not made any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law). The Company will not be required to include in income any amounts under Section 951 of the Code or Section 951A of the Code in respect of any Straddle Period.
(o)    Section 1503 Matters. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(p)    Tax Incentives. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order (each, a “Tax Incentive”).

(q)    Tax Status. Each of the Company and its Subsidiaries is classified as a corporation for U.S. federal tax purposes. Neither the Company nor any of its Subsidiaries has ever elected to be treated as an S corporation under Section 1362 of the Code or any corresponding or similar provision of Law.
(r)    Tax Accounting. The Company and its Subsidiaries use the accrual method of accounting for income Tax purposes.
(s)    Section 409A Matters.
(i)    Section 3.9(s)(i) of the Disclosure Schedule lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state Law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, such that no compensation is required by Law to be included in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any Company Employee Plan. To the extent required by Law, the Company and each of its Subsidiaries has properly reported or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could reasonably be expected to require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A.
(t)    No Company Option or other stock right of the Company (as defined in U.S. Treasury Regulation 1.409A-1(l)) (A) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (B) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (C) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Acquiror.
3.10    Real Property.  Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property nor is either party to any Contract to purchase or sell any real property. Section 3.10 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”). Section 3.10 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, and Contracts for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor or lessee, the date and term of the lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company has provided Acquiror with true, correct and complete copies of all Lease Agreements. All such Lease Agreements are valid and effective in accordance with their respective terms against the Company (or its Subsidiary, as applicable), and, to the Knowledge of the Company, the other parties thereto, and there is not, under any of such leases, any existing default, rent past due or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company (or its Subsidiary, as applicable), and, to the Knowledge of the Company, the other parties thereto. Neither the Company nor its Subsidiaries have received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreements, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company or any Subsidiary currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. Neither the Company nor any of its Subsidiaries would be reasonably likely to be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement, excluding, for the avoidance of doubt, any amounts payable solely as a result of any early termination of such Lease Agreement. The Leased Real Property is in good operating condition and repair and otherwise suitable for the conduct of the business of the Company and its Subsidiaries and, to the Knowledge of the Company, is free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient for the conduct of the business of the Company and its Subsidiaries. Neither the operation of the Company or any Subsidiary on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable lease, building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.
3.11    Property.  The Company or a Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, used or held for use by the Company or any Subsidiary in their respective businesses, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, or (b) Permitted Liens. All such items of material tangible property owned, leased, or licensed by the Company or any Subsidiary (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted by the Company during the six (6) month period immediately following the Closing Date, and (ii) in good operating condition, subject to normal wear and tear, and regularly and properly maintained. Such tangible properties and assets owned by the Company and its Subsidiaries (including the assets owned by the Company and its Subsidiaries at, and as of immediately following, the Closing), together with any or, in the case of leased properties and assets to which the Company and its Subsidiaries has valid leasehold interests in, constitute all of the material tangible assets that are used in, held for use in, necessary for, or related to the conduct of the business of the Company and its Subsidiaries.
3.12    Intellectual Property.
(a)    Disclosures. The Disclosure Schedule accurately identifies and describes:
(i)    in Section 3.12(a)(i) of the Disclosure Schedule, each Company Product;
(ii)    in Section 3.12(a)(ii) of the Disclosure Schedule, (A) each item of Company IPR that is Registered IP (“Company Registered IP”); (B) the jurisdiction in which such item of Company Registered IP has been registered or filed, the applicable application, registration or serial number and the applicable application, filing or registration date; (C) any actions that must be taken by the Company or any Subsidiary within 90 days after the Agreement Date for the purposes of maintaining, perfecting, or preserving or renewing the rights of the Company and its Subsidiaries in or to such item of Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates; (D) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant, and (E) a list of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), arbitral body or mediator in which such item of Company Registered IP is involved or in which claims are raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such item of Company Registered IP (other than office actions relating to applications for the registration or issuance of any Company Registered IP);
(iii)    in Section 3.12(a)(iii) of the Disclosure Schedule, each Inbound License (other than: (A) non-disclosure agreements entered into in the ordinary course of business, (B) Employment Agreements, (C) Contracts for Open Source Software, or (D) Contracts for non-customized software that: (1) is generally commercially available in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into, or used directly in the design, development, delivery, hosting, provision or distribution of, any Company Products; and (3) is licensed to the Company or the applicable Subsidiary on standard terms for less than $5,000 per copy, seat or user, as applicable, over the term of the license); and
(iv)    in Section 3.12(a)(iv) of the Disclosure Schedule, each Outbound License other than any customer agreement, non-disclosure agreements, Employment Agreements and Contracts in the form of the applicable Standard Form IP Contract without material modifications that have been entered into in the ordinary course of business.
(b)    Ownership Free and Clear. The Company and each of its Subsidiaries exclusively own all right, title and interest to and in the Company IPR free and clear of any Liens other than Permitted Liens. Without limiting the generality of the foregoing:
(i)    each Employee who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an assignment of all rights, title and interest in and to such Company IP to the Company or a Subsidiary, and confidentiality provisions protecting the Company IP substantially in form of the Company’s Standard Form IP Contract for employees (a copy of which is attached to Section 3.12(b)(i)-A of the Disclosure Schedule (the “Employee Proprietary Information Agreement”)), or the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 3.12(b)(i)-B of the Disclosure Schedule (the “Consultant Proprietary Information Agreement”, and together with the Employee Proprietary Information Agreement, the “Proprietary Information Agreements”)), as the case may be, that provides for the Company to have complete and exclusive ownership of such Company IP;
(ii)    to the Knowledge of the Company, no other Person, Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;
(iii)    to the Knowledge of the Company, no Employee is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights;
(iv)    no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or research center were used to develop or create any Company IP;
(v)    neither the Company nor any Subsidiary has permitted the rights of the Company or any Subsidiary in any Company IPR that is or was material to its business to enter into the public domain, or to be abandoned or lapsed;
(vi)    no Company IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary;
(vii)    neither the Company nor any Subsidiary has assigned or otherwise transferred ownership of or granted an exclusive license with respect to, or agreed to assign or otherwise transfer ownership of or grant an exclusive license with respect to, any Intellectual Property Right that is or was Company IPR; and
(viii)    the Company and each Subsidiary owns or otherwise has, and immediately following the Closing will continue to have, all Intellectual Property Rights and Technology needed to conduct the business of such entity as currently conducted and currently contemplated by such entity to be conducted during the six (6) month period immediately following the Closing Date.
(c)    Valid and Enforceable. Each item of Company Registered IP is subsisting, enforceable and to the Knowledge of the Company valid, and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. Without limiting the generality of the foregoing, to the Knowledge of the Company, (i) the Company and each Subsidiary has not engaged in any patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP; and (ii) no trademark (whether registered or unregistered), trade name or domain name owned, used, or applied for by the Company or any Subsidiary conflicts or interferes with any trademark (whether registered or unregistered), trade name or domain name owned, used or applied for by any other Person. To the Knowledge of the Company, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) that is Company IPR has been impaired.
(d)    Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any Related Agreement to which the Company or any Subsidiary is a party, nor the consummation of any of the transactions contemplated by this Agreement or any Related Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) Acquiror or any of its Affiliates, or the Company or any Subsidiary, becoming bound by or subject to any non‑compete or other restriction on the operation or scope of their respective businesses pursuant to a Contract to which the Company or any Subsidiary is a party; (iii) the release, disclosure or delivery of any Source Code that is Company Technology (“Company Source Code”) by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Technology or Intellectual Property Rights of Acquiror or any of its Affiliates pursuant to a Contract to which the Company or any Subsidiary is a party. Neither the Company nor any Subsidiary has claimed any status in the application for or registration of any item of Company Registered IP, including “small business status,” that would be invalid or inaccurate following the consummation of the transactions contemplated by this Agreement.
(e)    No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IPR. Neither the Company nor any of its Subsidiaries have brought any actions or lawsuits alleging (i) infringement, misappropriation or other violation of any Company IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Company IP.
(f)    Use of Licensed IP. All Licensed IP is licensed to Company and its Subsidiaries pursuant to a written Inbound License. No third party that has licensed Licensed IP to the Company or any Subsidiary has retained any rights or license in any improvements or derivative works to such Licensed IP made solely or jointly by the Company or any Subsidiary.
(g)    No Infringement of Third Party IP Rights. Neither the conduct of the business of the Company and its Subsidiaries as previously or currently conducted or as currently proposed by the Company and its Subsidiaries to be conducted during the six (6) month period immediately following the Closing Date, including the design, development, use, promotion, marketing, provision, delivery, sale, support, making available, and licensing out of any Company Product, (i) infringes, misappropriates or otherwise violates any Intellectual Property Right of any other Person, or (ii) constitutes unfair competition or trade practices under the Laws of any jurisdiction. The business of the Company and each of its Subsidiaries, when conducted by the Company and each of its Subsidiaries in substantially the same manner immediately after the Closing Date will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction. Without limiting the generality of the foregoing: (x) no infringement, misappropriation or similar Action, or any Action alleging unfair competition or trade practices, is pending or has been threatened against the Company or any Subsidiary or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such Action; and (y) neither the Company nor any Subsidiary has received any notice or other written communication from any Person (A) claiming that any Company Product infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction, (B) inviting the Company or any Subsidiary to license any Intellectual Property Right of another Person in connection with the infringement, misappropriation or violation of any Intellectual Property Rights, or (C) seeking indemnification from the Company or any Subsidiary in connection with the infringement, misappropriation or violation of any Intellectual Property Rights.
(h)    Bugs. No Company Product: (i) contains any material bug, defect or error that materially affects the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product, or (ii) to the Knowledge of the Company, fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Product. Section 3.12(h) of the Disclosure Schedule contains, to the Knowledge of the Company, a true, correct and complete list of all unresolved material bugs, defects and errors contained in each Company Product as of April 22, 2019 that is currently being distributed, offered, made available, used, supported, or in development by the Company or any Subsidiaries.
(i)    Contaminants; Vulnerabilities. None of the Company Products contains any Contaminants, or any vulnerability, or defect that would materially affect their availability, security, and integrity. The Company and each Subsidiary use commercially reasonable, industry standard measures designed to prevent the introduction of Contaminants and such vulnerabilities, and defects into the Company Products.
(j)    Use of Open Source Code.
(i)    Section 3.12(j)(i) of the Disclosure Schedule accurately identifies and describes each item of Open Source Software that: (A) is linked to, incorporated into, distributed with or used in the development of any Company Product, or from which any part of any Company Product is derived; (B) the applicable Open Source License for such item of Open Source Software; (C) the Company Product to which each such item of Open Source Software relates; and (D) whether (and, if so, how) such item was linked to any Company Product or modified or distributed by the Company or any Subsidiary.
(ii)    Neither the Company nor any Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (A) could or does require (or could or does condition the use or distribution of such software on) the disclosure, licensing or distribution of any Company Technology; (B) imposes any restriction on the consideration to be charged for the distribution of any Company Product, (C) grants, or purports to grant, to any third party, any rights or immunities under any Company IPR; or (D) could or does otherwise impose any other limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company IP. For each Open Source Software component identified in the Disclosure Schedule or used by the Company, the Company and each Subsidiary has complied in all material respects with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.
(k)    Confidential Information. The Company and each Subsidiary has taken reasonable steps designed to protect its Confidential Information (including trade secrets) including any such information of a third party provided to the Company or any Subsidiary with obligations of confidentiality, and there has been no material loss of or unauthorized access to or disclosure of any Confidential Information (including trade secrets). Neither the Company nor any Subsidiary, nor any other Person acting on any of their behalves, has misappropriated, violated, or improperly obtained or used the confidential or non-public information (including trade secrets) of any third Person.
(l)    Standards Organizations. Neither the Company nor any Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IP (or that could, following the Effective Time, require or obligate Acquiror or any of its Affiliates to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights of Acquiror or such Affiliate).
(m)    Company Source Code.
(i)    Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any other Person acting on any of their behalves, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or deposited or agreed to deposit with any escrow agent or other Person, any Company Source Code, other than disclosures to Employees bound by Proprietary Information Agreements or to a third party conducting a scan of the Company Source Code that is listed on Section 3.12(m) of the Disclosure Schedule (the “Scan”). To the Knowledge of the Company, no Person other than an Employee bound by a Proprietary Information Agreement or pursuant to a Scan has accessed or obtained any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure or delivery of any Company Source Code to any Person (including escrow agents) other than an Employee bound by a Proprietary Information Agreement or pursuant to Scans. Without limiting the generality of the foregoing, neither the Company, nor any of its Subsidiaries, nor to the Knowledge of the Company, any Person acting on any of their behalves, has distributed any Company Technology under any Open Source License, or contributed any Company Source Code to any open source project.
(ii)    To the Knowledge of the Company, except for the Open Source Software set forth in Section 3.12(j)(i) of the Disclosure Schedule, all of the software (including all Source Code thereof) that is incorporated into or comprises any portion of any Company Product constitutes Company IP.
(n)    Private Data.
(i)    Section 3.12(n)(i) of the Disclosure Schedule sets forth a description of the types of Personal Data collected, created, or otherwise obtained by or for the Company or any Subsidiary through any means, including through Internet websites and mobile applications owned, maintained or operated by the Company or any Subsidiary (the “Company Sites”) and by, through, or in connection with any Company Products. The use of the Company Products by customers of the Company (and such customers’ customers and users) for their intended purposes, complies, and has complied, with all Privacy Laws. The Company, each Subsidiary, the Company Sites, the Company Products, and all third parties performing services for the Company or any Subsidiary (in the case of such third parties, to the extent relating to the processing of Private Data) materially comply, and have at all times materially complied, with all applicable Privacy Laws, including those relating to (x) the privacy of users of the Company Sites and Company Products; and (y) the creation, collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal and any other processing of any Private Data by or for the Company or any Subsidiary.
(ii)    All Company Privacy Policies have been Made Available. None of the disclosures made or contained in any Company Privacy Policies has been inaccurate, misleading or deceptive in any material respects. There are no unsatisfied requests from individuals to the Company or any Subsidiary seeking to exercise their rights under Privacy Laws (such as rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability). With respect to each Person performing services for the Company or any Subsidiary that the Company or such Subsidiary has permitted to access or otherwise process Personal Data or Confidential Information, the Company or such Subsidiary has obtained a written agreement from such Person that (A) bind such Person to at least the same restrictions and conditions that apply to the Company or such Subsidiary with respect to such Personal Data or Confidential Information and to implement reasonable and appropriate means for protecting such Personal Data or Confidential Information from unauthorized access, use, disclosure, and processing; and (B) comply with all applicable Privacy Laws. The execution, delivery and performance of this Agreement, including with respect to all of the Company’s and each of the Subsidiaries’ databases and other information relating to employees, customers and all non-customer end users of the Company Sites and the Company Products, will not cause, constitute, or result in a breach or violation of any Privacy Law or any Company Privacy Policy. Section 3.12(n)(ii) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any of its Subsidiaries, or any of their Representatives regarding any actual, alleged or suspected violation of any Privacy Law by (x) the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries, or (y) any of their respective Representatives or customers, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. There is no, and has been no, complaint to, or any audit, proceeding, investigation (formal or informal) or Action, in each case, against the Company, any of its Subsidiaries, or any of their customers (in the case of customers, to the extent relating to any Company Product or Company Site or the practices of the Company or its Subsidiaries or any Person performing for the Company or any of its Subsidiaries) by any private party, the Federal Trade Commission, any data protection authority or any other Governmental Entity, with respect to (i) the creation, collection, storage, hosting, use, disclosure, transmission, transfer, disposal, security, possession, interception, or other processing of any Private Data by or for the Company or any of its Subsidiaries or (ii) the security, confidentiality, availability, or integrity of any Systems or of any Private Data or Confidential Information, processed or maintained by or for the Company or any of its Subsidiaries.
(o)    Security Measures. The Company and each Subsidiary has at all times implemented, maintained, and monitored reasonable and appropriate plans, policies, safeguards, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems, as well as all Private Data, Company Technology, and Confidential Information used, collected, handled, transmitted, stored, or otherwise processed by or for the Company or any Subsidiary. Such plans, policies, safeguards, and measures have materially complied at all times with applicable Privacy Laws, Company Privacy Policies, and agreements with third parties, and have included steps to protect the Systems from infection by Contaminants, access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization; performing and documenting risk assessment and management procedures of the Company and its Subsidiaries; and the Company and its Subsidiaries conforming with reasonable and appropriate practices pertaining to cyber security controls and secure programming techniques. Neither the Company nor any Subsidiary has made public statements regarding the Company’s or its Subsidiaries’ information security practices or policies other than those made in the Company Privacy Policies that have been Made Available or on the Company’s website, newsletter or blog. The Company’s and each Subsidiary’s information security practices and policies materially comply and at all times have materially complied, with all applicable Privacy Laws and Company Privacy Policies. The Company and each Subsidiary have implemented and maintained reasonable disaster recovery and business continuity plans, procedures and facilities, including with respect to all Systems and the business of the Company and each Subsidiary. There have been no intrusions or breaches of the security of any Systems, nor have there been any breaches with respect to, or any accidental or unlawful access to, or loss, destruction, acquisition, alteration, or other processing of, any Private Data, Confidential Information, or other data, information or Company IP collected, handled, transmitted, stored, or otherwise processed by or for the Company or any Subsidiary. All Private Data is, and at all times has been, encrypted or otherwise protected in accordance with all applicable Privacy Laws and Company Privacy Policies and in accordance with reasonable and appropriate standards regarding encryption technologies and key management practices.
3.13    Material Contracts.
(a)    Section 3.13(a) of the Disclosure Schedule identifies, as of the Agreement Date, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company or any Subsidiary is a party, (y) by which the Company or any Subsidiary or any of their assets is or may become bound or under which the Company or any Subsidiary has, or may become subject to, any obligation, or (z) under which the Company or any Subsidiary has or may acquire any right or interest:

(i)    that is with a Key Company Supplier or Key Company Customer of the Company or any of its Subsidiaries;
(ii)    pursuant to which the Company or any Subsidiary has been appointed a partner, reseller, distributor, referral agent, OEM or independent software vendor of any products or services of any other Person;
(iii)    pursuant to which the Company or any Subsidiary has appointed another party as a partner, reseller, distributor, OEM or independent software vendor of any Company Product;
(iv)    pursuant to which the Company or any Subsidiary is bound to or has committed to provide any Company Product or Company IP to any third party on a most favored nation basis or similar terms;
(v)    pursuant to which the Company or any Subsidiary is bound to, or has committed to provide or license, any Company Product or Company IP to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;
(vi)    imposing or purporting to impose any restriction or limit on the right or ability or freedom of the Company or any Subsidiary (or that would impose or purport to impose any restriction or limit the right or ability or freedom of Acquiror or any of its Affiliates after the Effective Time): (A) to engage in any business practices; (B)  to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to acquire or license any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell or license any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (D) to develop, license, or distribute any software or technology;
(vii)    imposing or purporting to impose or cause (expressly per the terms of the applicable Contract) Acquiror or any of its Affiliates after the Effective Time to grant, assign or transfer to any other Person of any license or other right or interest under, to or in any Technology or Intellectual Property Rights of Acquiror or any of its Affiliates, other than the Company or any of its Subsidiary;
(viii)    any data processing agreement, business associate agreement, or other Contract with Key Company Customers or Key Company Suppliers relating to privacy and data protection obligations, in any material respect, in connection with the creation, collection, use, disclosure, storage, access or other processing of Private Data;
(ix)    set forth or required to be set forth in Sections 3.12(a)(iii) or 3.12(a)(iv) of the Disclosure Schedule;
(x)    that is a confidentiality or non-disclosure agreement with any Employee, other than agreements in the form of the applicable Proprietary Information Agreement without material modifications;
(xi)    providing for the development of any Technology, independently or jointly, by the Company or any Subsidiary, other than customer agreements;
(xii)    relating to the development of any Technology for the Company or any Subsidiary, or the provision of consulting, development, sales or other services, other than support and maintenance services, to the Company or any Subsidiary, excluding all such agreements with employees;
(xiii)    relating to the escrow of any Company Source Code;

(xiv)    relating to (A) any facility or cloud-based computing service where the computer, network, telephony, or other equipment used to operate or provide Company Products is located or (B) the lease, license or rental of any such network, telephony, equipment or cloud-based computing service (or the provision of related services) to the Company or any of its Subsidiaries;
(xv)    relates to the purchase, lease, license or rental of equipment in excess of $25,000 on a one-time or annual basis;
(xvi)    that is a collectively bargained agreement or other Contract or arrangement (each a “Labor Agreement”) with any union, works council, trade union, employee representatives, personnel delegates or similar labor relations entity, labor organization or group of employees (each, a “Labor Entity”);
(xvii)    that is an employment or services agreement, or similar Contract that set forth the terms of employment or service, with any Employee, that cannot be terminated within sixty (60) days after the delivery of a termination notice by the Company or any Subsidiary (or without payment in lieu of such notice);
(xviii)    that grants any retention, change of control, severance or termination pay or benefits (in cash, Company Securities, or otherwise) to any Employee;
(xix)    that is a Lease Agreement;
(xx)    relating to capital expenditures and involving future payments in excess of $50,000 individually or $150,000 in the aggregate;
(xxi)    relating to the settlement or other resolution of any Action, audit, or investigation;
(xxii)    relating to any past, present, or future disposition or acquisition of (A) any material assets outside of the ordinary course of business or (B) any interest (Equity Interest or otherwise) in any Person or other business enterprise;
(xxiii)    relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than a Permitted Lien) with respect to any asset of the Company or any Subsidiary;
(xxiv)    involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;
(xxv)    creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
(xxvi)    relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;
(xxvii)    constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;
(xxviii)    that is a hedging, futures, options or other derivative Contract;

(xxix)    that is with any investment banker, broker, advisor or similar party, or accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby;
(xxx)    pursuant to which the Company and its Subsidiaries, individually or as a group, has made aggregate expenditures or payments, or received aggregate payments, in excess of $250,000 in the past twelve (12) months, other than any Contract referenced in the foregoing clauses (i) through (xxix) of this Section 3.13(a); and
(xxxi)    that otherwise by its express terms contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or (B) the performance of services having a value in excess of $250,000 in the aggregate, in each case, other than the Contracts referenced in the foregoing clauses (i) through (xxx) of this Section 3.13(a).
(b)    Each Contract set forth in Section 3.13(a) of the Disclosure Schedule, or required to be set forth in Section 3.13(a) of the Disclosure Schedule (or that would have been required to be set forth in Section 3.13(a) of the Disclosure Schedule had such Contract been entered into prior to the Agreement Date) in order to make the applicable representation or warranty true, correct, and complete is referred to herein as a “Material Contract”. The Company has Made Available true, correct and complete copies of all Material Contracts, including all amendments thereto. All Material Contracts are in writing. Each Material Contract is valid and in full force and effect and is enforceable by the Company (or its Subsidiary, as applicable) in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any Subsidiary has violated or breached, or committed any default under, any Material Contract and, to the Company’s Knowledge, as of the Agreement Date, no other Person that is party to a Material Contract has violated or breached, or committed any default under, such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any written notice regarding any actual or alleged violation or breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has waived any of its rights under any Material Contract. As of the Agreement Date, no Person has threatened the Company in writing to terminate or refuse to perform its obligations under any Material Contract to which it is a party (regardless of whether such Person has the right to do so under such Contract). No Material Contract is scheduled to expire within the three-month period immediately following the Agreement Date, and there are no notices, elections or other acts or omissions that the Company or any Subsidiary must give or otherwise undertake within the three-month period following the Agreement Date in order to maintain all such Material Contracts in full force and effect (or to prevent the lapse, loss, expiration, or waiver of any of the Company’s or Subsidiary’s rights under any such Contract) during such three-month period. The Material Contracts identified in Section 3.13(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted.
3.14    Employee Benefit Plans.
(a)    Schedule. Section 3.14(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, including a separate designation for each plan, program, policy, practice or Contract that is sponsored by a professional employer organization or co-employer organization (a “PEO” and any such sponsored program, policy, practice or Contract, a “PEO Company Employee Plan”). Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any Law), or to enter into any Company Employee Plan.

(b)    Documents. The Company and each of its ERISA Affiliates has Made Available, to the extent applicable: (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, except with respect to any PEO Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of all modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules, (vii) all non-routine correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (xi) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. No promises or commitments have been made to amend any Company Employee Plan except to the extent required by applicable Laws or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made by authorized representatives of the Company to any Employees to increase their compensation following the Agreement Date or to continue their employment for any specific duration.
(c)    Employee Plan Compliance. Each Company Employee Plan has been maintained, in all respects, in compliance with its terms and all Laws (including ERISA and the Code and the regulations promulgated thereunder) in all material respects. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either (A) applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination or (B) adopted a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2011-49, and no amendment has been made nor has any event occurred (in the case of a PEO Company Employee Plan, to the Knowledge of the Company) that would reasonably be expected to adversely affect such qualification, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions, audits, or investigations pending or (in the case of a PEO Company Employee Plan, to the Knowledge of the Company) threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability as a result of such amendment termination or discontinuance to Acquiror, the Company or any ERISA Affiliate (other than ordinary administration expenses and benefits accrued through the date of amendment, termination or discontinuance or other non-material expenses). There are no Actions, audits, or investigations pending or threatened (in the case of a PEO Company Employee Plan, to the Knowledge of the Company) by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its ERISA Affiliates have timely made all contributions and other payments (including, but not limited to, insurance premiums) required by and due under the terms of each Company Employee Plan. Neither the Company nor any ERISA Affiliate maintains any Company Employee Plan outside of the United States.

(d)    Bonus Plan Compliance. The Company and its Subsidiaries are in compliance, in all respects, with its bonus and commission plans and has paid all amounts required to be paid under such plans. As of the Balance Sheet Date, all bonuses and commissions (or a pro rata portion thereof) required to be made to or with respect to any bonus or commission plan by the terms of such plan, Law, any contractual undertaking or otherwise have been paid in full or, to the extent not required to be made or paid on or before the Closing Date, are reflected on the Financials to the extent required by GAAP other than a PEO Company Employee Plan.
(e)    No Pension Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)    No Self-Insured Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(g)    Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).
(h)    No Post-Employment Obligations. No Company Employee Plan provides any post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever contracted (whether in oral or written form) to provide to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by COBRA (or similar state Law). Section 3.14(h) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or its Subsidiaries or otherwise) relating to such former Employee’s service with the Company or its Subsidiaries; and (ii) briefly describes such benefits.
(i)    Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will under any Company Employee Plan (i) result in any payment (including severance, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness of any Employee, (iii) increase any benefits otherwise payable by the Company or any Subsidiary to any Employee, or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code or (v) increase the payment obligations of the Company or any Subsidiary or impose a loss to any Employee under any Company Employee Plan.
(j)    Health Care Compliance. Neither the Company nor any ERISA Affiliate nor to the Knowledge of the Company, any PEO, has prior to the Effective Time and in any respect, violated any of the health care continuation requirements of COBRA, the requirements of the FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, or any amendment to each such act, or any similar provisions of state Law.

(k)    Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.
3.15    Employment Matters.
(a)    The Company has Made Available an accurate and complete table setting forth (i) the name, (ii) hiring date, (iii) title, (iv) status (full-time or part-time employee status), (v) work location, (vi) basis for work authorization (citizenship or immigration status, including visa information, if applicable), (vii) supervisor, (viii) annual salary or applicable base wages, (ix) exemption status, (x) any commission and bonus opportunities (target, maximum and any amounts paid in respect of the current and immediately preceding calendar years), (xi) any contractual or statutory severance obligations, (xii) any leave status and applicable return to work date, and (xiii) accrued but unpaid vacation or other applicable paid time off balances, of each current employee of the Company and each of its Subsidiaries as of the Agreement Date. To the Knowledge of the Company, as of the Agreement Date, no current employee of the Company or any of its Subsidiaries currently intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement.
(b)    The Company has Made Available (x) an accurate and complete list of all Persons that have a current or future, or within the past two (2) years prior to the Agreement Date have had a, contracting, consulting, advisory, or similar relationship with the Company or any Subsidiary (including, for the avoidance of doubt, any workers leased, seconded, or outsourced from another entity) including (i) the name of such service provider, (ii) termination date (if any), (iii) a description of services, (iv) the affiliated third-party entity (if applicable), (v) any pay arrangement or other compensation for services, (vi) any prior dates of service (if applicable), and (vii) the location of services, and (y) an accurate and complete copy of each Contract with each such Person under which the Company or any of its Subsidiaries has any ongoing obligation or Liability.
(c)    Compliance with Employment Laws. The Company and each of its Subsidiaries is in compliance in all material respects with all Laws and any applicable Labor Agreement respecting employment, employment practices, terms and conditions of employment, collective bargaining, worker classification (including the proper classification of workers as independent contractors or consultants), Tax declaration and withholding, withholding and payment, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, leave of absence, affirmative action, disability rights or benefits, employee privacy, immigration status, occupational safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, compensation, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions, audits, or investigations pending or, to the Knowledge of the Company, threatened against the Company, any ERISA Affiliate, or any of their Employees relating to any Employee (in his or her capacity as such), employee Contract or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened Actions, audits, or investigations against Company, any ERISA Affiliate, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy (other than routine claims for benefits). Neither the Company nor any ERISA Affiliate is party to a conciliation agreement, consent decree or other Contract or Order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by each of the Company’s and their ERISA Affiliates’ current Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). Neither the Company nor any Subsidiary has employed or engaged any Employee whose employment or engagement would require special licenses or permits. Neither the

Company nor any ERISA Affiliate has liability with respect to or in connection with (x) any misclassification of any Employee currently or formerly as an independent contractor, consultant, advisor, or similar service provider rather than as an employee, (y) any Employee leased from another employer, or (z) any misclassification of any Employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any Subsidiary are delinquent in payment to any Employees for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Employees or in payments owned upon any termination of such person’s employment or service. The Company has Made Available accurate and complete copies of all employee manuals and handbooks, codes of conduct, policy statements and other material documents in effect as of the date hereof and for the prior three (3) years relating to the employment of the employees of the Company or any of its Subsidiaries. There are no Actions, audits, or investigations or other matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company in any forum by or on behalf of any Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its employees in connection with the employment relationship.
(d)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any Labor Entity to organize any Employees. There are no Actions, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Law. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any Labor Agreement with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary.
(e)    Relocation. No agreement, commitment, or obligation restricts the Company or any of its Subsidiaries from relocating, closing, or terminating any of their operations or facilities or any portion thereof, and no Action or occurrence is threatened or contemplated by any Person to prevent any such relocation, closing or termination.
(f)    Workers Compensation. There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated Actions, audits, or investigations against the Company or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy. The Company and its Subsidiaries has maintained workers’ compensation insurance at all times required by Law.
(g)    WARN Act. The Company and its Subsidiaries have not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Law (“WARN”), issued any notification of a plant closing or mass layoff required by the WARN, or incurred any liability or obligation under WARN that remains unsatisfied. No terminations anticipated prior to the Closing would trigger any notice or other obligations under WARN.
(h)    No Interference or Conflict. No current officer or employee or, to the Knowledge of the Company, director, contractor, or consultant of the Company or any Subsidiary is obligated under any Contract or subject to any Order that would interfere with such person’s efforts to promote the interests of the Company or any Subsidiary or that would interfere with the business of the Company or its Subsidiaries. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any Subsidiary’s businesses will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound. To the Knowledge of the Company, no Employee is in violation of, or has been alleged to be in violation of, any material term of any employment contract, non-disclosure, non-competition, non-solicitation or confidentiality agreement or consulting or independent contractor agreement with the Company or any third party as a result of such person’s employment with the Company and activities associated therewith.
3.16    Governmental Authorizations.  Each material consent, license, permit, franchise, grant or other authorization or approval (a) pursuant to which the Company or any Subsidiary operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s or any Subsidiary’s business (collectively, “Company Authorizations”) has been issued or granted to the Company or any Subsidiary, as the case may be. The Company Authorizations are in full force and effect and constitute all material Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Merger. The Company has been and is in compliance in all material respects with the terms and conditions of the Company Authorizations. The Company has not received any written notice of any breach, violation, or default under or with respect to any Company Authorization.
3.17    Litigation.  There is no, and there has never been any, (a) Action, audit, or investigation of any nature pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, their respective properties and assets that are material (tangible or intangible) or any of their respective officers or directors (in their capacities as such), (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (in their capacities as such) (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or permit), or (c) to the Company’s Knowledge, any Actions, audits, or investigations pending or, to the Company’s Knowledge, threatened against any Interested Party in connection with the business of the Company or any of its Subsidiaries, nor, in the case of clauses (a), (b), and (c), to the Company’s Knowledge, is there any basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action, audit, or investigation of any nature pending or, to the Company’s Knowledge, threatened against any Person who has a contractual right or a right pursuant to Law to indemnification from the Company or its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor, to the Company’s Knowledge, is there any basis therefor.
3.18    Insurance.  Section 3.18 of the Disclosure Schedule lists as of the Agreement Date all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been timely paid (or if installment payments are due, will be timely paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since its inception and remain in full force and effect. There has not been threatened, to the Company’s Knowledge, any impending, termination of, or material premium increase with respect to, any of such policies. None of the Company nor any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
3.19    Compliance with Laws.
(a)    General. The Company and each Subsidiary has at all times complied with and is currently in compliance, in each case in all material respects, with any Law to which the Company, its Subsidiaries, or any of the properties, assets or business activities of the Company or any of its Subsidiaries are subject. Neither the Company nor any Subsidiary has received any written notices of any actual or potential noncompliance with any Law, nor, to the Company’s Knowledge, is the Company threatened with or subject to any Action, audit, or investigation with respect to any actual or alleged violation or non-compliance with Law.
(b)    Export Control and Trade Sanctions Laws. The Company and each Subsidiary has at all times conducted its export, re-export and in-country transactions in accordance with all applicable import/export and trade sanctions Laws, including those under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120- 130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and all comparable applicable export and import Laws outside the United States for each country where the Company and each Subsidiary conducts business (collectively, “Trade Laws”). Without limiting the foregoing, (i) the Company and each of its Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import, re-export and transfer of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals; (iii) the Company and each Subsidiary has never, directly or indirectly, sold, exported, re-exported, transferred or provided any products, software, services or technology to any destination, entity, or person in Cuba, Iran, North Korea, Sudan, Syria, or the Crimea Region of the Ukraine or Restricted Person, (iv) there are no pending or, to the Company’s Knowledge, threatened Actions, audits, or investigations against the Company or any Subsidiary with respect to such Export Approvals or Trade Laws, (v) no Export Approvals for the transfer of export licenses to Acquiror or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without cost; (vi) Section 3.19(b) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s and each Subsidiary’s products, services, software and technologies and the locations (city and country) where the Company or its Subsidiaries hosts its software as a service and or maintains a the software as a service; (vii) none of the Company or any Subsidiary is a Restricted Person and no Person affiliated with the Company or any Subsidiary, including its employees, is a Restricted Person; and (viii) none of the Company or any Subsidiary or any current Employee has any presence, directly or indirectly, in a country subject to comprehensive sanctions under the Trade Laws.
(c)    Anti-Corruption Laws. Each of the Company and its Subsidiaries has at all times been, and is currently, fully in compliance with all applicable Anti-Corruption Laws. None of the Company, its Subsidiaries, or any of its and their respective Representatives (to the extent acting on their behalf) has, directly or indirectly: (i) used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses; made, offered, authorized, or promised to make any unlawful payment or provided, offered, authorized, or promised to provide anything of value to any Person including but not limited to any Governmental Official, or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any Anti-Corruption Laws; (ii) requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption Laws; (iii) offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to Governmental Official, or to any Person acting in an official capacity for or on behalf of any such Governmental Entity, for purposes of (A) influencing any act or decision of any Person, or such Governmental Official in his or her official capacity, or (B) inducing any Person or such Governmental Official to do or omit to do any act in violation of the lawful duty of such Person or Governmental Official, or (C) inducing such Person or Governmental Official to use his or her influence improperly including with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company. No officer, director, employee or holder of any financial interest in the Company or any Affiliate thereof, is currently a Governmental Official.

There are no pending or, to the Company’s Knowledge, threatened Actions, audits, or investigations against, or settlements involving, the Company or any of its Subsidiaries or its or their respective Representatives acting on their behalf with respect to any Anti-Corruption Laws. None of the Company or any of its Subsidiaries or any of its or their Representatives acting on their behalf has ever received an allegation, whistleblower complaint, or conducted any investigation regarding compliance or noncompliance with any Anti-Corruption Law. The Company has established and maintains a compliance program customary for a company at a similar stage of development as the Company and designed to ensure that Company and its Subsidiaries and its and their respective Representatives (to the extent acting on their behalf) does not violate any Anti-Corruption Law.
(d)    Environmental Laws. The Company and each Subsidiary has complied with, and is not in violation of, any Environmental Law, which compliance has included obtaining and maintaining all Company Authorizations required pursuant to Environmental Law. Neither the Company nor any Subsidiary has received any written notices of suspected, potential or actual violation or liability with respect to any Environmental Law. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased. Neither the Company nor any Subsidiary has transported or arranged for the transportation of, stored or arranged for the storage of, used, manufactured, disposed of or arranged for the disposal of, released or exposed their Employees or any other person to any Hazardous Materials in violation of any Law or in a manner that would result in liability to the Company or any Subsidiary, nor has the Company or any Subsidiary disposed of or arranged for the disposal of, transported or arranged for the transportation of, stored or arranged for the storage of, sold, or manufactured any product containing a Hazardous Material in violation of any Environmental Law or other applicable Law or treaty. Neither the Company nor any Subsidiary has assumed or provided an indemnity with respect to the liability of any other Person arising under Environmental Law. The Company has Made Available to Acquiror all environmental site assessments, audits, and other similar documents in its possession or control relating to compliance with Environmental Laws or the environmental condition of any real property currently or formerly owned, leased or operated by the Company or any Subsidiary.
3.20    Key Company Customers and Key Company Suppliers.
(a)    Section 3.20(a) of the Disclosure Schedule contains a true, correct and complete list of the top twenty (20) customers, distributors, resellers or licensees of Company Products, sorted by billings to such Persons for each of calendar years 2017 and 2018 (each such Person, a “Key Company Customer”). Neither the Company nor its Subsidiaries have received written notice that any Key Company Customer (i) intends to cancel, terminate, or otherwise materially modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) for any reason, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase or pay for Company Products from the Company or any Subsidiary in quantities and manner consistent with past practice.
(b)    Section 3.20(b) of the Disclosure Schedule contains a true, correct and complete list of the top ten (10) suppliers or vendors of the Company and its Subsidiaries, whether of products, services, Intellectual Property or Technology or otherwise, by dollar volume of sales and purchases, respectively, for each of the calendar years 2017 and 2018 (each such Person, a “Key Company Supplier”). Neither the Company nor its Subsidiaries have received written notice that any Key Company Supplier (i) intends to cancel, terminate, or otherwise materially modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise) for any reason, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase or pay for Company Products from the Company or any Subsidiary in quantities and manner consistent with past practice.
3.21    Interested Party Transactions.  No officer, director, any other stockholder of the Company holding at least 3% of the outstanding shares of Company Capital Stock, or any Subsidiary (nor, to the Knowledge of the Company, any immediate family member of any of such Persons or any trust, partnership, corporation, or other entity in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (ii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party, other than ordinary course Company Employee Plans that have been Made Available; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.21. To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification with, between, or among any of the Securityholders. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any Technology or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party.
3.22    Books and Records.  The minute books of the Company and each of its Subsidiaries have been Made Available are complete and up-to-date and have been maintained in accordance with sound and prudent business practice. The minutes of the Company and each of its Subsidiaries contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company and each of its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. The Company and each of its Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. At the Closing, the minute books and other Books and Records in the Company’s control will be in the possession of the Company and its Subsidiaries.
3.23    Third Party Expenses.  Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Acquiror or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 3.23 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
3.24    Banking Relationships.  Section 3.24 of the Disclosure Schedule sets forth a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account, safe deposit box or other arrangement, the account numbers, account balances of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such accounts, safe deposit boxes or other arrangements. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.
3.25    Complete Copies of Materials.  The Company has Made Available true, correct and complete copies of each Material Contract in effect as of the Agreement Date and all other Contracts, documents, and information set forth or referenced in the Disclosure Schedule or required to be set forth or referenced in the Disclosure Schedule to make any representation or warranty true, correct, and complete.
3.26    Information Statement.  The Information Statement will not contain, at or prior to the Effective Time, any untrue statement of a material fact, and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that no representation or warranty is made herein with respect to any information regarding Acquiror that is provided by Acquiror for inclusion in, or to be appended as an exhibit or other annex to, the Information Statement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB
Each of Acquiror and Merger Sub hereby represents and warrants to the Company as follows:
4.1    Organization and Standing.  Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of California.
4.2    Authority and Enforceability.
(a)    Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Acquiror and Merger Sub.
(b)    This Agreement and any Related Agreements to which Acquiror and Merger Sub are parties have been duly executed and delivered by Acquiror and Merger Sub and constitute the valid and binding obligations of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with their terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.
4.3    Governmental Approvals.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Acquiror or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Acquiror’s ability to consummate the Merger.
4.4    Merger Consideration.  Acquiror has sufficient capital resources to pay, or cause to be paid, the cash Merger Consideration as and when due under this Agreement. All shares of Acquiror Common Stock that may be issued upon the valid exercise of Assumed Company Options (and payment of the aggregate exercise price thereof) will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.

ARTICLE V
CONDUCT OF COMPANY BUSINESS
5.1    Conduct of Company Business.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), except to the extent that Acquiror shall otherwise consent in writing, and except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, the Company and its Subsidiaries shall use commercially reasonable efforts to: conduct their businesses in the ordinary course consistent with past practice; pay all Taxes of the Company and its Subsidiaries when due (subject to Section 7.6(a)); pay or perform all other obligations of the Company and its Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Law); and, to the extent consistent with past practice, preserve intact the present business organizations of the

Company and its Subsidiaries, keep available the services of the present Employees, preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time.
5.2    Restrictions on Company Activities.  During the Pre-Closing Period, except as expressly contemplated by this Agreement and except as set forth in Section 5.2 of the Disclosure Schedule, none of the Company or any of its Subsidiaries shall, without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;
(b)    (i) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock or other Equity Interest of any Subsidiary, (ii) split, combine or reclassify any Company Capital Stock or the capital stock or other Equity Interest of any Subsidiary, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock or other Equity Interest of any Subsidiary (other than with respect to the exercise of Company Options outstanding as of the Agreement Date), (iv) directly or indirectly repurchase, redeem or otherwise acquire any Company Security or the capital stock or other Equity Interest of any Subsidiary (except in accordance with the Contracts evidencing Company Options outstanding as of the Agreement Date that have been Made Available);
(c)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or other Company Security (whether payable in cash, Company Securities or otherwise) or the capital stock or other Equity Interest of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company Securities, except for the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the Agreement Date;
(d)    form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;
(e)    make or agree to make any capital expenditure or commitment exceeding $50,000 individually or $150,000 in the aggregate;
(f)    acquire or agree to acquire or dispose or agree to dispose of (i) any material assets of the Company or any Subsidiary outside the ordinary course of the business consistent with past practice, or (ii) any Subsidiary or any business enterprise or division thereof;
(g)    (i) sell, divest, exclusively license or assign to any Person or enter into any agreement to sell, divest, exclusively license or assign to any Person any rights to any Company IP; (ii) buy or license any Technology or Intellectual Property Right of any third party, other than in the ordinary course of business consistent with past practices; (iii) license any Company Products or Company IP to third parties other than pursuant to customer agreements in the form of the applicable Standard Form IP Contract that are entered into in the ordinary course of business consistent with past practice; (iv) enter into any distributor, reseller, sales representative, referral, marketing, or similar agreement; (v) amend, modify, or extend any agreement for the license, sale, or other distribution of Company Products or Company IP (other than amendments, extensions, or modifications are entered into in the ordinary course of business consistent with past practice and which do not change pricing under such agreements); (vi) enter into any agreement with respect to the development of any Technology or Intellectual Property Right on behalf of the Company or any Subsidiary with a third party (other than agreements with Employees in the form of the applicable Proprietary Information Agreement); (vii) change pricing or royalties charged by the Company or any Subsidiary to their respective distributors, resellers, sales representatives, customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company or any of its Subsidiaries, other than as already agreed upon as of the date of this Agreement; or (viii) disclose any Company Source Code to, or deposit in escrow any Company Source Code with, any third party other than its Employees who have entered into agreements in the form of a Proprietary Information Agreement;
(h)    incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien (other than a Permitted Lien) over any asset of the Company or any Subsidiary or amend the terms of any outstanding loan agreement or other Contract evidencing Indebtedness;
(i)    make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;
(j)    commence or settle any Action by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than in connection with the enforcement of the rights of the Company under this Agreement;
(k)    pay, discharge, release or waive any claims, rights or liabilities, other than in the ordinary course of business consistent with past practice of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date;
(l)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;
(m)    make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with a Taxing authority in respect of Taxes, waive any right to a tax refund or credit, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than customary provisions of commercial contracts entered into in the ordinary course of business the primary purpose of which is unrelated to Tax), enter into any transactions giving rise to deferred gain or loss, amend any Tax Return or file any Tax Return except in accordance with Section 7.6(a);
(n)    except as required by Law, adopt, amend or terminate any Company Employee Plan, including any indemnification agreement or enter into or amend any employee agreement;
(o)    modify or remove any Company Privacy Policy, publish any new Company Privacy Policy, or announce any modification, removal, or publication of any Company Privacy Policy;
(p)    (i) increase or make any other change that would result in increased cost to the Company with respect to the salary, wage rate, employment status, title or other compensation (including Company Security-based compensation, whether payable in cash, Company Securities or other property) payable or to become payable by the Company or any Subsidiary to any Employee or (ii) hire or engage any Person for service, demote, terminate (other than for cause) or otherwise modify the terms and conditions of the service or employment of any current

Employee, or (iii) cause any Employee to resign from the Company or otherwise terminate the services of any Employee to the Company or any Subsidiary (other than for cause);
(q)    (i) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, Company Securities or otherwise) of any severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including Company Security-based compensation) to any Employee, except payments made pursuant to written agreements existing on the Agreement Date and Made Available and set forth in the Disclosure Schedule, or (ii) enter into, adopt or amend any Company Employee Plan;
(r)    take any action to accelerate or otherwise modify the terms of any of the outstanding Company Options;
(s)    send any communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby that are inconsistent with this Agreement or the transactions contemplated hereby, including with respect to offers of employment with Acquiror or any of its Affiliates;
(t)    unilaterally take action to cancel, amend (other than in connection with the addition of customers, distributors, resellers, licensees, suppliers, or vendors to such insurance policies from time to time in the ordinary course of business consistent with past practices) or willfully fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;
(u)    other than in the ordinary course of business consistent with past practice, (i) terminate, amend, extend, waive, or modify any Material Contract in a manner that would (A) be material relative to such Material Contract, or (B) be material relative to the Company’s or any Subsidiary’s businesses or operations, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date (other than customer contracts that provide for non-exclusive licenses of Company Products, are in the form of the applicable Standard Form IP Contract, and are entered into in the ordinary course of business consistent with past practice);
(v)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Lease Agreements;
(w)    (i) other than in the ordinary course of business consistent with past practice, defer payment of any accounts payable, commissions, or other liabilities of the Company or any of its Subsidiaries, (ii) provide for a reduction in fees or other amounts due to the Company or any of its Subsidiaries after the Closing, (iii) give any discount, credits, accommodation or other concession, or otherwise take action that would reasonably be expected to accelerate or induce the collection of any receivable or otherwise increase the cash or cash equivalents or other current assets of the Company or any of its Subsidiaries, including any sales of a Company Product (A) with payment terms longer than terms customarily offered for such Company Product in the ordinary course of business consistent with past practice, (B) at a greater discount from listed prices or with more credits or other monetary incentives than customarily offered for such Company Product, other than pursuant to a promotion of a nature previously used in the ordinary course of business consistent with past practice for such Company Product, (C) at a price that does not give effect to any general increase in the list price for such Company Product publicly announced prior to the Closing Date, (D) in a quantity or volume greater than the reasonable resale requirement of the particular customer, distributor or reseller, (E) in conjunction with other material benefits to the customer, distributor or reseller not previously offered in the ordinary course of business consistent with past practice to such customer, or (F) accelerating the timing of any new releases for Company Products, or (iv) take any other action or omit to take any action with the primary intention of increasing the Total Closing Consideration; or

(x)    take, commit, or agree in writing or otherwise to take, (i) any of the actions described clause (a) through (w) of this Section 5.2, or (ii) any other action that would prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform, its covenants or agreements hereunder.
ARTICLE VI
COMPANY NON-SOLICITATION AGREEMENT
6.1    Termination of Discussions.  The Company, its Affiliates and their respective Representatives shall immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Acquiror) regarding (i) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Capital Stock or capital stock of any Subsidiary, whether or not outstanding (excluding upon the exercise of Company Options or Company Warrants outstanding as of the Agreement Date, or the conversion of Company Preferred Stock in accordance with the Charter Documents), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of Intellectual Property Rights in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company or any of its Subsidiaries, or (iii) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).
6.2    No Solicitation.  During the Pre-Closing Period the Company shall not, nor shall the Company permit any of its Affiliates or its or their Representatives to, directly or indirectly:
(a)    solicit, initiate, seek, knowingly encourage, promote, or support, any inquiry, proposal or offer from, furnish any information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Alternative Transaction;
(b)    disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, assets, technologies, books or records, not customarily afforded such access;
(c)    assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or
(d)    enter into any Contract with any person providing for an Alternative Transaction.
6.3    Notice of Alternative Transaction Proposals.  In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.2(b), the Company or such Affiliate or Representative shall promptly (and in any event within twenty-four (24) hours) notify Acquiror thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Acquiror may reasonably request.
6.4    Breaches.  It is understood that any violation of the restrictions set forth above by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VII
ADDITIONAL AGREEMENTS
7.1    Securityholder Approvals.
(a)    Requisite Stockholder Approval. Within five (5) Business Days following the Agreement Date, and in compliance with all Law and the Company’s Charter Documents, the Company shall solicit written consent from all of its Stockholders who are not Support Stockholders and who did not otherwise deliver a Stockholder Written Consent in connection with execution of this Agreement in the form attached hereto as Exhibit F (the “Stockholder Written Consent”) by delivery of an Information Statement (which shall be subject to reasonable review and comment by Acquiror) concerning (i) the Company and its business, (ii) the terms of this Agreement, (iii) the Merger and the other transactions contemplated hereby, (iv) notice to stockholders required by Sections 228(e) and 262 of Delaware Law of the approval of the Merger and that appraisal rights are available and (v) the unanimous recommendation of the Company’s Board of Directors that the Stockholders vote in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby and not exercise their appraisal or dissenters rights under applicable Law, including Delaware Law, in connection with the Merger (the “Information Statement”). The Company shall promptly deliver to Acquiror a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation.
(b)    Within eight (8) hours after the execution and delivery of this Agreement, the Company will deliver to Acquiror the Stockholder Written Consent from the Support Stockholders that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval.
(c)    The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the other transactions contemplated hereby, nor its unanimous recommendation to the Stockholders to vote in favor of adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.
(d)    280G Approvals. Following the date of this Agreement, the Company shall submit to the Stockholders for approval (in a form and manner reasonably satisfactory to Acquiror), any payments or benefits that could reasonably be expected to separately or in the aggregate, constitute “parachute payments” (which determination shall be made by the Company and shall be subject to review and approval by Acquiror, which approval shall not be unreasonably withheld or delayed) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code upon the requisite approval of Stockholders pursuant to Section 280G (the “280G Solicitations”). Prior to the Effective Time the Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that (i) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such payments and benefits shall not be made pursuant to Section 280G Waivers executed by the affected individuals prior to the 280G Solicitations.
(e)    Joinders. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each Securityholder to execute and deliver to the Company a Joinder Agreement.
(f)    Warrant Cancellation Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each Warrantholder to sign a Warrant Cancellation Agreement (each, a “Warrant Cancellation Agreement”) in the form attached hereto as Exhibit G.

7.2    Governmental Approvals.
(a)    In furtherance and not in limitation of the terms of Section 7.4, each of the Company, any Subsidiary and Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required, or that Acquiror may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Acquiror shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by Laws, each of the Company and Acquiror shall promptly inform the other of any material communication between the Company or Acquiror (as applicable) and any Governmental Entity regarding the transactions contemplated hereby. If the Company or Acquiror or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company or Acquiror (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.
(b)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that neither the Company, Acquiror nor Merger Sub shall have any obligation to litigate any Action that may be brought in connection with the transactions contemplated by this Agreement, and neither the Company, Acquiror nor any of their Affiliates shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Acquiror, the Company or any of their respective Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.
(c)    Acquiror shall, in good faith consultation with the Company and subject to Section 7.2(b) and reasonable consideration of any guidance or comments provided by the Company, determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Acquiror in connection with obtaining such consents, approvals or waivers. Notwithstanding Acquiror’s rights to lead all proceedings as provided in the prior sentence, Acquiror shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Law which would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.
7.3    Third Party Contracts.  During the Pre-Closing Period, the Company shall use commercially reasonable efforts to send all necessary notices under, and obtain all necessary consents, waivers and approvals of any third parties to, any Contract set forth on Section 3.4 of the Disclosure Schedule (or required to be set forth in Section 3.4 of the Disclosure Schedule in order to make the applicable representation or warranty true, correct, and complete) or other Contract requested by Acquiror in writing, in each case, as are required thereunder in connection with the Merger in order for such Contract to remain in full force and effect following the Merger. Such notices consents, modifications, waivers and approvals shall be in a form acceptable to Acquiror (acting reasonably). The Company shall not be obligated to make any payment or commercial concession to any third party, or incur any Liability, as a condition to (or in connection with) effecting such consent or waiver. In the event the Merger does not close for any reason, neither Acquiror nor Merger Sub shall have any liability to the Company, the Securityholders or any other Person for any costs, claims, liabilities or damages resulting from the Company sending such notices or seeking to obtain such consents, modifications, waivers and approvals.
7.4    Reasonable Best Efforts to Close.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto (other than the Securityholder Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Article VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
7.5    Employee Matters.
(a)    Continuing Employees. Following the date of this Agreement and no later three (3) Business Days after the Agreement Date, Acquiror or its Affiliates shall, or shall cause its applicable Affiliate to offer employment to the Employees listed on Schedule 2.2(b)(x)(B) pursuant to an Offer Letter in accordance with this Section 7.5(a) and Section 7.5(b) (a “Compliant Offer Letter”). To the extent applicable, such Offer Letter will include information regarding (i) retention awards pursuant to Schedule 7.5(a) and (ii) Acquiror RSU Awards pursuant to Section 7.5(k). Employees who accept an offer of employment by executing and delivering the Employment Agreements prior to the Closing Date shall be referred to herein as the “Continuing Employees.” The Company shall use its commercially reasonable efforts to cooperate in good faith with Acquiror with respect to communication of such offers of employment, including the Employment Agreements, including by giving Acquiror and its Representatives reasonable access to the current Employees of the Company from and after the Agreement Date until the expiration of the Pre-Closing Period.
(b)    Employee Benefits. Acquiror agrees that during the 12-month period immediately following the Closing Date, Acquiror shall provide, or shall cause the Surviving Corporation or other Affiliate employing each Continuing Employee, to provide such Continuing Employee with (i) a base salary and short-term cash incentive compensation or commission opportunity, that in each case, is no less favorable than that provided to such Continuing Employee as of immediately prior the execution of this Agreement, and (ii) health and welfare benefits that are no less favorable, in the aggregate, to the employee benefits provided to similarly situated employees of the applicable Affiliate of Acquiror that is employing such Continuing Employee.
(c)    Resignation of Officers and Directors. Prior to the Closing, the Company shall use commercially reasonable efforts to cause each director and officer of the Company and its Subsidiaries to execute a resignation and release letter in the form attached hereto as Exhibit H (the “Director and Officer Resignation Letter”), effective as the Effective Time.
(d)    Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each Employee who becomes an Employee after the Agreement Date to enter into and execute an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement (in a form reasonably satisfactory to Acquiror).
(e)    Termination of Employee Plans. The Company shall (i) terminate any Company Employee Plan intended to be qualified under Section 401(a) of the Code, as well as any Company Employee Plans that are group welfare benefit plans or that include group severance pay or benefits, such termination to be contingent upon the Closing and effective as of no later than the day immediately preceding the Closing Date and (ii) cause any PEO to terminate the participation of any Employee under any PEO Company Employee Plan, in each case, unless Acquiror provides written notice to the Company no later than five (5) Business Days prior to the Closing that any such Company Employee Plan or such participation shall not be terminated. The Company shall provide Acquiror with evidence that all such Company Employee Plans and such participation will be terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Acquiror (acting reasonably). The Company also shall take such other actions in furtherance of terminating any such Company Employee Plan or such participation as Acquiror may reasonably require by providing written notice at least five (5) Business Days prior to the Closing Date. In the event that termination of such a Company Employee Plan or such participation, in either case, occurring in connection with the Closing triggers liquidation charges, surrender charges or other fees, then such charges or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate to Acquiror.
(f)    Termination of PEO Agreements. The Company shall cause all Contracts with any PEO, or other agreements or arrangements providing for co-employment of Employees to be terminated effective thirty (30) days following the Closing Date, including sending all required notices, such that each such Contract, agreement or arrangement shall be of no further force or effect effective thirty (30) days following the Closing Date, in each case without any remaining Liability of any kind on the part of the Company, Acquiror or any of their respective subsidiaries. The Company shall take all actions that are necessary to cause the Employees to terminate their employment with any PEO immediately prior to the Closing, such that they shall be considered solely employees of the Company, as applicable, for all purposes as of immediately prior to the Closing.
(g)    At Will Employment. Neither Acquiror nor any of its Affiliates shall be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any Employee for any specific period of time.
(h)    No Employment Commitment or Plan Amendments. Unless expressly stated in this Agreement, no provision of this Agreement is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Securityholder, Key Employee or other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period or any employee benefits, in favor of any Person, union, association, Key Employee, other Employee, consultant or contractor or any other Person, other than Acquiror, Merger Sub, the Company, and the Securityholder Representative and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among such parties. In addition, no provision of this Agreement is intended, or shall be interpreted, to establish, amend or modify any term or condition of any employee related plan, program or policy of the Company or any Subsidiary.
(i)    Termination of Certain Employee Arrangements. Prior to the Closing, the Company shall, in compliance with applicable Law, use reasonable best efforts to cause each Employee who is employed or engaged by the Company or any of its Subsidiaries as of or after the Agreement Date and who is not a Continuing Employee (each a “Non-Continuing Employee”) to sign a separation and general release agreement (which shall not have been revoked) approved by Acquiror (acting reasonably) (each, a “Separation Agreement”), effective as of no later than one (1) Business Day prior to the Closing Date (except with respect to any legally required longer time period that is required for an effective release of federal age discrimination claims, in which case such Separation Agreements shall become effective no later than one (1) Business Day prior to the Closing Date with respect to all matters other than the release of federal age discrimination claims (the “ADEA Release”), which ADEA Release shall become effective no later than the maximum period required by law, and for which additional consideration of $500 will be offered (the “ADEA Consideration”)), and the Company shall pay all severance pay or benefits (other than the ADEA Consideration) required to be paid to such Non-Continuing Employees prior to the Closing in compliance with all applicable Contracts and applicable Law, all of which shall be Third Party Expenses; provided that in no event shall the Company agree to any severance pay or benefits, excluding the ADEA Consideration, in an amount greater than the applicable Employee’s average four (4) week cash compensation except to the extent required by any applicable Contracts and applicable Law; provided further, however, that Acquiror shall bear all Excluded Severance Costs. The Company shall ensure that all such separations shall be in compliance with applicable Law.
(j)    Coordination of Special Payroll. Prior to the Effective Time, and subject to the reasonable prior review and approval of Acquiror, the Company shall take all actions reasonably necessary to provide for the payment of all unpaid Employee Compensation Expenses through the Company’s normal payroll procedures, which payment shall be made through a special payroll distribution as soon as practicable following the Effective Time, and in any event within thirty (30) days of the Closing Date.
(k)    Promised Options. As soon as reasonably practicable (and in any event no later than the next regularly scheduled meeting of Acquiror’s board of directors, or the appropriate committee thereof, at which Acquiror’s board of directors, or the appropriate committee thereof, is granting employee equity awards in the ordinary course of business) following the Effective Time, Acquiror shall grant to each recipient of a Promised Option who is a Continuing Employee an award of restricted stock units (each, an “Acquiror RSU Award”) to purchase Acquiror Common Stock pursuant to Acquiror’s 2018 Equity Incentive Plan, and customary form of restricted stock unit award agreement thereunder, for a number of shares of Acquiror Common Stock set forth in the Payment Spreadsheet and on the vesting terms determined pursuant to Schedule A-5.
7.6    Tax Matters.
(a)    Tax Returns Filed On or Prior to Closing. The Company and its Subsidiaries shall prepare, or shall cause to be prepared, all Tax Returns of the Company and its Subsidiaries required to be filed by Law on or prior to the Closing Date and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of such Tax Returns. The Tax Returns described in this Section 7.6(a) shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Company shall provide Acquiror with a copy of each such Tax Return for its review and comment no less than twenty (20) days prior to the due date (taking into account valid extensions thereto) for such Tax Return, the Company shall revise such Tax Returns to reflect Acquiror’s reasonable comments, and the Company shall timely file the foregoing. All Taxes (whether or not shown on such Tax Returns) shall be paid or will be paid by the Company or applicable Subsidiary when due.
(b)    Tax Returns Filed After Closing. Acquiror shall prepare or shall cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period required by Law to be filed by the Company or its Subsidiaries after the Closing Date. All Taxes that are due and payable with respect to Tax Returns described in this Section 7.6(b) shall be the responsibility of the Securityholders to the extent they constitute Pre-Closing Taxes, and shall, for the avoidance of doubt, be subject to indemnification pursuant to Article VIII, including Section 8.2(a)(vii). The Tax Returns described in this Section 7.6(b) with respect to a Pre-Closing Tax Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Acquiror shall provide Securityholder Representative with a copy of each such Tax Return for its review and comment no less than twenty (20) days prior to the due date (taking into account valid extensions thereto) for such Tax Return and Acquiror shall consider in good faith Securityholder Representative’s reasonable comments to such Tax Returns. Acquiror shall not amend any Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, file a Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the Company or its Subsidiary has not historically filed Tax returns reporting that type of Tax for such entity, or initiate any discussions with any Governmental Entity concerning any Tax Returns for a Pre-Closing Tax Period or enter into any voluntary disclosure agreement for Pre-Closing Tax Period without the Securityholder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(c)    Tax Assistance. The Securityholder Representative agrees to furnish or cause to be furnished to Acquiror and its Subsidiaries (including the Surviving Corporation), and Acquiror agrees to furnish or cause to be furnished, and to cause its Subsidiaries (including the Surviving Corporation) to furnish to Securityholder Representative at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries, as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim. Each of Acquiror, the Company and their Subsidiaries shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.

Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative shall have no obligation to prepare or file any Tax Returns.
(d)    Transfer Taxes. Transfer Taxes, if any, shall be borne by the Securityholder to which such Transfer Tax applies.
7.7    Payoff Letters and Release of Liens.
(a)    Payoff Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness of the Company or any Subsidiary, and deliver to Acquiror, an executed payoff letter, in a form and substance reasonably acceptable to Acquiror, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such holder of Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company and its Subsidiaries; and (iii) the commitment of the holder of Indebtedness to release all Liens, if any, that the holder may hold on any of the assets of the Company or any of its Subsidiaries upon receipt of such payoff, and attaching completed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each, a “Payoff Letter”).
(b)    Release of Liens. At or prior to the Closing, the Company shall cause to be filed all agreements, instruments, certificates and other documents, in a form and substance reasonably satisfactory to Acquiror, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.7(b).
7.8    Third Party Expenses.
(a)    Whether or not the Merger is consummated, each party shall be responsible for its own expenses and costs that it incurs (and whether paid prior to, at or after the Effective Time) with respect to the negotiation, execution, delivery and performance of this Agreement, other than the Securityholder Representative to the extent the Securityholders are responsible for such amounts pursuant to this Agreement or any Securityholder Representative Engagement Agreement. Without limiting or expanding the foregoing, the Company shall be responsible for all Third Party Expenses. For purposes of this Agreement, “Third Party Expenses” means all fees and expenses incurred by or on behalf of the Company or any Subsidiary (whether or not paid or payable prior to, at or after the Effective Time) in connection with this Agreement, the Merger and the other transactions contemplated hereby, including: (i) all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by or on behalf of the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby; (ii) any bonus, severance, change-in-control payments, accelerated commissions, or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions (other than “double-trigger” provisions in Contracts Made Available and set forth in the Disclosure Schedule)) of the Company or any Subsidiary to Employees resulting from, or in connection with, the transactions contemplated hereby (in each case, that are adopted by the Company (and not Acquiror or any of its Affiliates) at or prior to the Closing); (iii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company or any Subsidiary arising under any Contract entered into by the Company or any of its Subsidiaries at or prior to the Closing or resulting from the early termination of Contracts, in each case, resulting from, or in connection with, the transactions contemplated hereby (it being understood that this clause (iii) shall not include any amounts included in Closing Indebtedness); (iv) any payments in connection with any change in control obligations resulting from or in connection with the Merger or any of the transactions contemplated by this Agreement, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company or any Subsidiary as are required in connection with the Merger for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case, pursuant to any Contract entered into by the Company or any of its Subsidiaries at or prior to the Closing; (v) the costs and expenses of the Company D&O Tail Policy to the extent not paid by the Company prior to the Closing Date; provided, however, that (x) Third Party Expenses shall exclude any Required Financials Expenses, Excluded Severance Costs, and

Excluded Payroll Processor Costs, and (y) no fees and expenses shall be double counted when calculating Third Party Expenses. The Company shall use its commercially reasonable efforts to pay or cause to be paid all unpaid Third Party Expenses prior to or contemporaneous with the Closing.
(b)    At least two (2) Business Days prior to the Closing, (i) the Company shall provide Acquiror with a statement, in a form reasonably satisfactory to Acquiror, certified by the Chief Executive Officer of the Company, setting forth all unpaid Third Party Expenses incurred by or on behalf of the Company or any Subsidiary as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company or any Subsidiary after the Closing (the “Statement of Expenses”), and (ii) the Company shall use commercially reasonable efforts to obtain from each advisor, counsel, accountant, or other professional service provider owed Third Party Expenses, and deliver to Acquiror, a final invoice or other final statement indicating that such amounts reflected thereon are all amounts owed to such Person in respect of Third Party Expenses, in form and substance reasonably acceptable to Acquiror, setting the amounts required to pay off in full on the Closing Date the Third Party Expenses owing to such Person and wire transfer information for such payment, and attaching completed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each a “Final Invoice”). Acquiror shall use commercially reasonable efforts to pay or cause to be paid, as soon as soon as reasonably practicable following the Closing, all Third Party Expenses set forth in a Final Invoice delivered to Acquiror and included in the calculation of Third Party Expenses in the Payment Spreadsheet.
7.9    Access to Information.  During the Pre-Closing Period, the Company shall afford Acquiror and its Representatives reasonable access (including reasonable remote access) to, upon reasonable notice during business hours, (i) all of the assets, properties, Books and Records and Contracts of the Company and its Subsidiaries, and (ii) such other information concerning the business, assets, properties and personnel (subject to restrictions imposed by applicable Law) of the Company and its Subsidiaries as Acquiror may reasonably request, and which are in the possession or under the control of the Company; provided, however, that (a) the parties will cooperate with the intention that such access shall occur in such a manner to protect the confidentiality of the transactions contemplated by this Agreement, (b) all requests for such access shall be directed to the Key Employees, or such other Person as the Company may designate in writing from time to time (collectively, the “Designated Contacts”), and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Acquiror or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, on advice of counsel, (x) would waive any legal privilege, or (y) would be in violation of applicable Law. During the Pre-Closing Period, the Company agrees to provide to Acquiror and its accountants, counsel and other Representatives copies of its internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation conducted pursuant to this Section 7.9 or otherwise shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement, or the rights of Acquiror or any Indemnified Party under or arising out of a breach of this Agreement.
7.10    Notification of Certain Matters.  During the Pre-Closing Period, the Company or Acquiror, as the case may be, shall give prompt notice, after such party obtains actual knowledge thereof, to the other party of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Acquiror, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, in each case, such as would (x) in the case of the Company, reasonably be expected to be material to the Company or (y) prevent the satisfaction of the conditions set forth in Section 2.2(b) or Section 2.2(c), as applicable; provided, however, that the Company’s or Acquiror’s, as applicable, failure to give notice under this Section 7.10 shall not to be deemed a breach of covenant under this Section 7.10, but shall instead constitute only a breach of the underlying representation or warranty; and (b) any failure of the Company or Acquiror, respectively and as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by or on behalf of the Company pursuant to this Section 7.10 shall be deemed to qualify, limit, waive, modify, amend or supplement any representation, warranty, or covenant contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement, or the rights of Acquiror or any Indemnified Party under this Agreement, except to the extent set forth in the Disclosure Schedule or expressly waived pursuant to the terms of this Agreement.
7.11    Closing Date Balance Sheet.
(a)    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, in a form and substance reasonable satisfactory to Acquiror, certified by the Chief Executive Officer of the Company, that has been prepared in accordance with the Accounting Principles and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the consolidated balance sheet of the Company as of the Closing Date, after giving effect to the Closing (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall also include a good faith calculation, in reasonable detail, of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and each of the components and subcomponents thereof and the resulting Net Working Capital Surplus or Net Working Capital Shortfall, as applicable. The Company shall not take or fail to take any action outside of the ordinary course of business consistent with past practice or with the purpose of manipulating or maximizing Closing Net Working Capital. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a preliminary Closing Date Balance Sheet. The Company shall consider in good faith any of Acquiror’s reasonable comments to such preliminary Closing Date Balance Sheet and provide any additional supporting documentation reasonably requested by Acquiror. The Closing Date Balance Sheet, Estimated Closing Net Working Capital, and the resulting Net Working Capital Surplus or Net Working Capital Shortfall, as applicable, shall take into account any adjustments to the preliminary Closing Date Balance Sheet requested by Acquiror in good faith and not otherwise rejected by the Company in its good faith determination. Nothing in this Section 7.11, including the fact that Acquiror may provide comments or request changes to the preliminary Closing Date Balance Sheet or any of the figures or calculations set forth thereon or that Acquiror and the Company may agree to changes to the information or amounts on the Closing Date Balance Sheet, shall in any way limit the right of any Person under this Section 7.11 or Article VIII.
(b)    Within ninety (90) days after the Closing Date, Acquiror shall deliver to the Securityholder Representative a statement (the “Post-Closing Statement”) setting forth Acquiror’s good faith calculation of (i) the Closing Net Working Capital and each of the components and subcomponents thereof and the resulting Net Working Capital Surplus or Net Working Capital Shortfall, as applicable, and (ii) Final Net Working Capital Surplus or Final Net Working Capital Shortfall, as applicable, and each of the components thereof. The Post-Closing Statement and Acquiror’s calculation of the Closing Net Working Capital, and each of the components thereof, and the resulting Net Working Capital Surplus or Net Working Capital Shortfall, as applicable, shall be determined in accordance with the Accounting Principles. If Acquiror fails to deliver the Post-Closing Statement within ninety (90) days after the Closing Date, Securityholder Representative shall have the right, at its election, to either (A) determine that the Closing Date Balance Sheet shall be final and binding (without limiting any claim of an Indemnified Party under Article VIII other than pursuant to Section 8.2(a)(iv)) on the parties for all purposes hereunder, or (B) require Acquiror to deliver the Post-Closing Statement within ten (10) days of the Securityholder Representative’s demand therefor.
(c)    During the forty-five (45) day period following delivery of the Post-Closing Statement to the Securityholder Representative, Acquiror shall, and shall cause its Representatives to, reasonably cooperate with the Securityholder Representative and its Representatives to provide them with information used in preparing the Post-Closing Statement reasonably requested by the Securityholder Representative and its Representatives including, upon reasonable advance notice, reasonable access (including reasonable remote access) during normal business hours to relevant personnel and records of Acquiror and the Company (provided that nothing herein shall require Acquiror to provide access to, or to disclose any information to, the Securityholder Representative or any of its Representatives if such access or disclosure, in the good faith reasonable belief of Acquiror, on advice of counsel, (x) would waive any legal privilege, or (y) would be in violation of applicable Law). The Post-Closing Statement shall (without limiting any claim of an Indemnified Party under Article VIII other than pursuant to Section 8.2(a)(iv)) become final and binding at the end of the forty-fifth (45th) day following delivery thereof, unless prior to the end of such period, the Securityholder Representative delivers to Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Securityholder Representative shall be deemed to have agreed with all items and amounts in the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 7.11(e).
(d)    During the fifteen (15) day period following delivery of a Notice of Disagreement by the Securityholder Representative to Acquiror, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein. During such fifteen (15) day period, the Securityholder Representative and the Company Securityholders shall, and shall cause their Representatives to, reasonably cooperate with Acquiror and its Representatives to provide them with information used in the preparation of such Notice of Disagreement reasonably requested by Acquiror or its Representatives including, upon reasonable advance notice, reasonable access (including reasonable remote access) during normal business hours to relevant personnel and records of the Securityholder Representative and its Representatives (provided that nothing herein shall require Securityholder Representative to provide access to, or to disclose any information to, Acquiror or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Securityholder Representative, on advice of counsel, (x) would waive any legal privilege, or (y) would be in violation of applicable Law). Any disputed items resolved in writing between the Securityholder Representative and Acquiror within such fifteen (15) day period shall (without limiting any claim of an Indemnified Party under Article VIII other than pursuant to Section 8.2(a)(iv)), be final and binding with respect to such items, and if the Securityholder Representative and Acquiror agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall (without limiting any claim of an Indemnified Party under Article VIII other than pursuant to Section 8.2(a)(iv)) be final and binding on the parties for all purposes hereunder.
(e)    If the Securityholder Representative and Acquiror have not resolved all such differences by the end of such fifteen (15) day period (or such later period if extended in a writing signed by the Securityholder Representative and Acquiror) (the “Resolution Deadline”), the Securityholder Representative and Acquiror shall submit, in writing, to a nationally recognized public accounting firm independent of both the Company and Acquiror (and their respective Affiliates) and agreed upon in writing by the Securityholder Representative and Acquiror (the “Accounting Firm”) their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Accounting Firm shall make a written determination as to each such disputed item and the amount so disputed (in each case, if and to the extent disputed), which determination shall (without limiting any claim of an Indemnified Party under Article VIII other than pursuant to Section 8.2(a)(iv)) be final and binding on the parties for all purposes hereunder. The Accounting Firm’s determination of the Closing Net Working Capital, and each of the components thereof, shall be determined in accordance with the Accounting Principles. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 7.11(e), which resolution shall be either the amount of such disputed item as proposed by Acquiror in the Post-Closing Statement or the amount of such disputed item as proposed by the Securityholder Representative in the Notice of Disagreement. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 7.11(e). The Securityholder Representative and Acquiror shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Accounting Firm in any competent court. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by Acquiror and the Securityholder Representative (on behalf of the Securityholders) in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(f)    For purposes of this Agreement, “Final Net Working Capital” means the Closing Net Working Capital, as finally determined in accordance with this Section 7.11. The parties agree that:
(i)    If the Final Net Working Capital is less than the Estimated Closing Net Working Capital set forth in the Payment Spreadsheet and used to calculate the Total Closing Consideration and such lesser amount of Final Net Working Capital would otherwise have resulted in a reduction in the Total Closing Consideration at Closing (the amount (if any) by which Final Net Working Capital as compared to the Estimated Closing Net Working Capital set forth in the Payment Spreadsheet would otherwise have resulted in a reduction in the Total Closing Consideration if used to calculate the Total Closing Consideration at Closing, the “Final Net Working Capital Shortfall”), then Acquiror shall first recover the Final Net Working Capital Shortfall from the Indemnity Escrow Fund, and second if the Indemnity Escrow Fund is insufficient to satisfy the entire amount of the Final Net Working Capital Shortfall, then Acquiror may recover the balance of the Final Net Working Capital Shortfall by seeking recourse to each Indemnifying Party on a several basis in accordance with its, his, or her Pro Rata Portion, in each case, subject to the terms and limitations of Article VIII. Promptly after the final determination of the Final Net Working Capital, Acquiror and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to release to Acquiror the cash amounts contemplated by this Section 7.11(f)(i).
(ii)    If the Final Net Working Capital is greater than the Estimated Closing Net Working Capital set forth in the Payment Spreadsheet and used to calculate the Total Closing Consideration and such greater amount of Final Net Working Capital would otherwise have resulted in an increase in the Total Closing Consideration at Closing (the amount (if any) by which Final Net Working Capital as compared to the Estimated Closing Net Working Capital set forth in the Payment Spreadsheet would otherwise have resulted in an increase in the Total Closing Consideration if used to calculate the Total Closing Consideration at Closing, the “Final Net Working Capital Surplus”), then Acquiror shall pay to the Securityholders (or to the Payment Agent on behalf of the Securityholders, and who will thereafter distribute the Final Net Working Capital Surplus, as appropriate, to the Securityholders and, with respect to any portion thereof payable to Withholding Securityholders, to the applicable payroll processor for further distribution to such Withholding Securityholders) the Final Net Working Capital Surplus in accordance with Section 1.3.
(iii)    If the Final Net Working Capital is equal to the Estimated Closing Net Working Capital set forth in the Payment Spreadsheet or otherwise would not have resulted in any adjustment to the Total Closing Consideration if used to calculate the Total Closing Consideration at Closing, then there shall be no adjustments or further payment obligations under this Section 7.11.
7.12    Director and Officer Insurance and Indemnity.
(a)    Prior to the Closing, the Company shall obtain at its expense a fully prepaid “tail” directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time and (ii) contains coverage terms comparable to or better than those applicable to the current directors and officers of the Company and its Subsidiaries (the “Company D&O Tail Policy”). The Surviving Corporation (following the Effective Time) and Acquiror shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term.
(b)    Subject to Section 8.2(b), if the Merger is consummated, until the sixth (6th) anniversary of the Closing Date, the Surviving Corporation shall fulfill and honor in all respects (i) the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date that are Made Available and set forth in the Disclosure Schedule (as may be amended as contemplated by this Agreement and consented to by Acquiror) with respect to claims arising out of matters occurring at or prior to the Effective Time, and (ii) the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Restated Certificate of Incorporation and Restated Bylaws, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law. Any claims for indemnification made under such indemnification agreements or the certificate of incorporation or bylaws of the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.
(c)    For the avoidance of doubt, and notwithstanding anything herein to the contrary, Acquiror shall be under no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time; provided that, if the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 7.12.
7.13    Indemnity Insurance Policy.  Acquiror will use commercially reasonable efforts to obtain the Indemnity Insurance Policy as promptly as practicable after the Agreement Date and to bind such policy as of the Closing. Any fees and expenses of the Indemnity Insurance Policy shall be borne by Acquiror and paid by Acquiror promptly following the Closing.
7.14    Financial Statements.  For purposes of this Agreement, the “Relevant Financial Statements” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018, and the consolidated statements of stockholders’ equity, operations and cash flow of the Company and its Subsidiaries for the twelve (12) month period then-ended, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. During the Pre-Closing Period, the Company shall continue to work and cooperate with WSRP, LLP (the “Audit Firm”) to perform an audit of the Relevant Financial Statements (the “Audit”), which are intended to be completed as promptly as practicable following the Closing, and shall submit to the Audit Firm the Relevant Financial Statements and other necessary documents and information reasonably requested by the Audit Firm to perform such audit. During the Pre-Closing Period, the Company shall cooperate promptly with, and use its reasonable best efforts to cause its Affiliates and its and their Representatives (including the Audit Firm) to cooperate promptly with, Acquiror and its Representatives in connection with the Audit and the preparation of any financial statements, filings, documents, or other materials, including any pro forma financial statements, that may be required in connection with the Merger and the other transactions contemplated hereby, or otherwise in connection with Acquiror’s reporting obligations or public offerings under applicable federal securities Laws, including all applicable requirements of the Exchange Act, the Securities Act, and Regulation S-X. Whether or not the Merger is consummated, Acquiror shall be responsible for all of the reasonable and documented fees, costs, and expenses incurred in connection with the Audit, including those of the Audit Firm (the “Required Financials Expenses”).
7.15    Export Filings.  As promptly as practicable (and in any event within two (2) Business Days) after the execution and delivery of this Agreement, the Company will conduct a review of its exports subject to the Bureau of Industry and Security (“BIS”) and the Office of Foreign Assets Control (“OFAC”) regulations and similar Laws to in an effort to remediate any violations under these regulations.  The Company shall keep Acquiror reasonably apprised of the status of such review and, on or before the date that is three (3) Business Days prior to the Closing Date, shall provide Acquiror with a written analysis detailing the results of such review.  The Company shall file any encryption related filings, including but not limited to the annual self-classification report, with the required Governmental Entities on or before the date that is three (3) Business Days prior to the Closing Date and shall provide copies to the Acquiror, which filings shall be in form and substance reasonable acceptable to Acquiror.  Additionally, in the event that the Company identifies any U.S. export violations by the Company or any of its Subsidiaries or Acquiror gives notice to the Company that it reasonably believes that any such violations have occurred, the Company shall, to the extent requested by Acquiror in its reasonable discretion, as soon as reasonably practicable and in any event prior to the Closing Date, prepare and file with the appropriate Governmental Entity, including BIS and OFAC, a written voluntary self-disclosure (“VSD”), in form and substance reasonably satisfactory to Buyer, of (a) any exports by the Company or any of its Subsidiaries, if applicable, of products, source code, or technology prior to obtaining proper authorization for such exports, (b) any exports to prohibited countries or end-users as identified in the regulations enforced by BIS and OFAC that were made without abiding by the required payment terms, and (c) any other information regarding any export violations of the Company or its Subsidiaries as are identified by the Company or Acquiror and as mutually agreed.

ARTICLE VIII
POST-CLOSING INDEMNIFICATION
8.1    Survival.
(a)    Company. The representations and warranties of the Company set forth in this Agreement or in any certificate or other instrument delivered by or on behalf of the Company in connection herewith (and the related indemnities set forth in Section 8.2(a)(i) and in Section 8.2(a)(ix) for General Unproven Third Party Claims) shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is fifteen (15) months following the Closing Date (the date of expiration of such fifteen-month period, the “Expiration Date”); provided, however, that the representations and warranties of the Company set forth in Sections 3.1(a), (d), and (e) (Organization), Section 3.2 (Authority and Enforceability), Section 3.5 (Company Capital Structure), Section 3.9 (Tax Matters), and Section 3.23 (Third Party Expenses) (collectively, the “Fundamental Representations”) (and the related indemnities set forth in Section 8.2(a)(ii)) and in Section 8.2(a)(ix) for Unproven Third Party Claims with respect to such Fundamental Representations) shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is five (5) years following the Closing Date; provided, further, that in the event of Fraud with respect to a representation or warranty, as to such claim for Fraud hereunder (and the related indemnities set forth in Section 8.2(a)(i) or Section 8.2(a)(ii), as applicable) shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is seven (7) years following the Closing Date; provided, further, that all representations and warranties of the Company (and the related indemnities set forth in Section 8.2(a)(i) or Section 8.2(a)(ii), as applicable) shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made in accordance with Section 8.4 prior to the expiration of the survival period for such representation and warranty (and the related indemnities set forth in Section 8.2(a)(i) or Section 8.2(a)(ii), as applicable), in which case such representation and warranty (and the related indemnities set forth in Section 8.2(a)(i) or Section 8.2(a)(ii), as applicable) shall survive as to such claim until such claim has been finally resolved. The indemnities set forth in (i) Sections 8.2(a)(iii), 8.2(a)(iv) (other than with respect to claims for inaccuracies in the calculation of Closing Net Working Capital, which shall be subject to the procedures and timeline set forth in Section 7.11), 8.2(a)(v), 8.2(a)(vii), and 8.2(a)(viii), and in Section 8.2(a)(ix) for Unproven Third Party Claims with respect to such matters, shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is five (5) years following the Closing Date, and (ii) Section 8.2(a)(vi) and in Section 8.2(a)(ix) for Unproven Third Party Claims with respect to such matter, shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is seven (7) years following the Closing Date; provided, further, that all such indemnities shall survive beyond the survival periods specified above if a claim is made in accordance with Section 8.4 prior to the expiration of the survival period for such indemnity, in which case such indemnity shall survive as to such claim until such claim has been finally resolved.
(b)    Acquiror. The representations and warranties of Acquiror and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. The covenants of Acquiror and Merger Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive until fully performed or satisfied.
(c)    For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the respective survival periods and termination dates set forth in this Section 8.1 supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, and certifications.

8.2    Indemnification.
(a)    From and after and by virtue of the Merger, the Indemnifying Parties agree, severally and not jointly (except with respect to the Indemnity Escrow Fund, which will be available on a joint and several basis), to indemnify and hold harmless Acquiror and its Affiliates (including the Surviving Corporation) and its and their respective Representatives (the “Indemnified Parties”) from and against all losses, liabilities, damages (excluding punitive damages except to the extent awarded to a third party in any Action), deficiencies, Taxes, costs, interest, awards, judgments, settlements (subject to Section 8.5), penalties and reasonable out-of-pocket expenses, including outside attorneys’, consultants’, experts’ and other professionals’ fees and expenses (individually, a “Loss” and, collectively “Losses”), to the extent paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims) directly or indirectly resulting from, arising out of, or relating to any of the following:
(i)    any breach of, or inaccuracy in, as of the execution and delivery of this Agreement or as of the Effective Time (other than the representations and warranties of the Company made only as of a specified date, which shall be made as of such date only), any representation, warranty of the Company contained in this Agreement (other than the Fundamental Representations), or any breach of, or inaccuracy in, any certificate delivered by, or on behalf of, the Company pursuant to this Agreement;
(ii)    any breach of, or inaccuracy in, as of the execution and delivery of this Agreement or as of the Effective Time (other than the Fundamental Representations made only as of a specified date, which shall be made as of such date only), any Fundamental Representation, or any breach of, or inaccuracy in, any certificate delivered by, or on behalf of, the Company pursuant to this Agreement as it relates to any Fundamental Representation;
(iii)    any breach of, default in, or failure by the Company or the Securityholder Representative to perform or comply with any of its covenants or agreements set forth in this Agreement;
(iv)    regardless of any disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information or calculations set forth in the Payment Spreadsheet or the Closing Date Balance Sheet, including any inaccuracy in the calculation of, and any overstatement, or understatement or failure to include, in the Payment Spreadsheet the Total Closing Consideration (or any component thereof, including with respect to Closing Indebtedness, Closing Cash, Third Party Expenses, Tax Amount, Net Working Capital Surplus, or Net Working Capital Shortfall);
(v)    regardless of any disclosure of any matter set forth in the Disclosure Schedule, any Equityholder and Indemnity Claim Matter;
(vi)    any Fraud on the part of the Company, any Subsidiary, any Securityholder or any Representative of any of the foregoing in connection with this Agreement, the Merger or the other transactions contemplated hereby;
(vii)    (x) except to the extent reflected in the calculation of Tax Amount in the Payment Spreadsheet or otherwise included in the calculation of the Total Consideration, any Pre-Closing Taxes, (y) any Withholding Taxes (other than interest or penalties attributable to the gross negligence or willful misconduct of the Indemnified Party), and (z) any Transfer Taxes;
(viii)    (x) any breach of, or inaccuracy in, any representation, warranty, or certification made by any Indemnifying Party in a Joinder Agreement, or (y) any breach of, default in, or failure by any Indemnifying Party to perform or comply with his covenants or agreements set forth in a Joinder Agreement; and
(ix)    any Unproven Third Party Claim.

(b)    No Indemnifying Party (including any officer or director of the Company or any of its Subsidiaries) shall have any right of contribution, indemnification or right of advancement from Acquiror or any of its Affiliates (including the Surviving Corporation) with respect to any Loss due and payable by such Indemnifying Party under this Article VIII that directly or indirectly results from, arises out of, or relates to any of the matters referenced in Section 8.2(a).
(c)    Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Laws.
(d)    This Article VIII shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties from and after the Effective Time for any claim resulting from, arising out of, or relating to this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement, or the Joinder Agreement; provided, however, that (i) this Section 8.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VIII shall not be the sole and exclusive remedy in respect of such Indemnifying Party), or the rights of any Indemnified Party against an Indemnifying Party, for Fraud committed by such Indemnifying Party or of which such Indemnifying Party had actual knowledge on or prior to the Closing Date.
(e)    For purposes of this Article VIII only, when determining the amount of Losses suffered by an Indemnified Party as a result of any, or whether there occurred any, breach or inaccuracy of a representation or warranty or any failure to perform or comply with any covenant or agreement applicable that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.
(f)    In the event an Indemnified Party has suffered a Loss which would give rise to a right to be indemnified under more than one of the subclauses of Section 8.2(a), such Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim. For the avoidance of doubt, nothing in this Agreement shall require any Indemnified Party to make any claim under this Article VIII and, subject to the survival periods set forth in Section 8.1, no such claim shall be waived or otherwise prejudiced as a result of any delay in making such claim.
(g)    Subject to the other applicable provisions regarding indemnification contained in this Article VIII, if the Indemnifying Parties are obligated to reimburse or compensate the Indemnified Parties for any Losses in connection with a claim by any of the Indemnified Parties under Section 8.2(a), then indemnification for such Losses shall, subject to the applicable limitations, if any, set forth in this Article VIII, be satisfied first, from the then-remaining balance of the Indemnity Escrow Fund until such time as any retention or deductible under the Indemnity Insurance Policy is satisfied and extinguished, second, by seeking recovery under the Indemnity Insurance Policy, but subject to the coverage and other limitations thereof, third, in the event recovery under the Indemnity Insurance Policy is otherwise unavailable, from the then-remaining balance of the Indemnity Escrow Fund, and fourth, by asserting claims directly against one or more Indemnifying Parties, in each case, subject to the limitations set forth in this Article VIII.
8.3    Limitations on Indemnification.
(a)    Except in the case of Fraud, the Indemnified Parties, as a group, may not recover any Losses pursuant to a claim under Section 8.2(a)(i) or a claim under Section 8.2(a)(ix) solely to the extent the underlying claim would have been asserted under Section 8.2(a)(i) had there actually been a breach of the relevant representation or warranty in question (a “General Unproven Third Party Claim”), (i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $850,000 in Losses in the aggregate (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses, including the Basket Amount, paid, incurred, suffered or sustained by the Indemnified Parties as a group, and (ii) unless such claim or series of related claims exceeds $25,000 (the “Per Claim Threshold”), in which case the Indemnified Parties shall be entitled to recover all Losses (subject to the other applicable limitations set forth herein), including the Per Claim Threshold, paid, incurred, suffered or sustained by the Indemnified Parties with respect to such claim or series of related claims. For the avoidance of doubt, the limitations set forth in this Section 8.3(a) shall not apply to claims under clauses (ii) through (viii) of Section 8.2(a), inclusive, or Section 8.2(a)(ix) to the extent not for a General Unproven Third Party Claim.
(b)    Subject to Section 8.3(j), the Indemnified Parties sole and exclusive source of recovery for claims under Section 8.2(a)(i) or Section 8.2(a)(ix) solely to the extent with respect to a General Unproven Third Party Claim shall be recourse against the cash held in the Indemnity Escrow Fund; provided, however, that (A) to the extent that an Indemnified Party recovers any amount from the Indemnity Escrow Fund in satisfaction of a claim under any of clauses (ii) through (viii) of Section 8.2(a), inclusive, such recovered amount shall not reduce the amount that the Indemnified Parties may recover with respect to claims under Section 8.2(a)(i) and the Indemnified Parties shall be permitted to recover such amount directly from the Indemnifying Parties for claims under Section 8.2(a)(i), and (B) the limitations set forth in this Section 8.3(b) shall not apply to claims under clauses (ii) through (viii) of Section 8.2(a), inclusive, or Section 8.2(a)(ix) to the extent not for a General Unproven Third Party Claim, and, and, subject to Section 8.3(c), the Indemnified Parties shall be permitted to recover directly from the Indemnifying Parties for claims under any of clauses (ii) through (viii) of Section 8.2(a), inclusive, or Section 8.2(a)(ix) to the extent not for a General Unproven Third Party Claim.
(c)    Subject to Section 8.3(j), the maximum liability of each Indemnifying Party for indemnification claims recoverable directly from an Indemnifying Party under Section 8.2(a) and under his, her, or its Joinder Agreement (excluding, for the avoidance of doubt, claims recovered from the Indemnity Escrow Fund) shall be limited, in the aggregate, to a dollar amount equal to the aggregate portion of the Total Consideration paid or payable to such Indemnifying Party (or his, her, or its designee, assignee, transferee, or successor in interest) pursuant to this Agreement (inclusive of any and all amounts deducted or withheld in respect of Taxes or any Loan Repayment Amount and the aggregate amount of such Indemnifying Party’s Per Share Expense Fund Consideration).
(d)    Subject to Section 8.3(j), the Indemnified Parties shall not be permitted to assert claims under Section 8.2(a)(viii) against any Indemnifying Party other than the Indemnifying Party that committed or alleged to have committed the breach in question.
(e)    Except in the case of claims for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.
(f)    The amount of any Loss payable under this Article VIII by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from insurance policies, net of the following: (i) costs and expenses (including Taxes) incurred by such Indemnified Party or its Affiliates and its and their respective Representatives in procuring such recovery; (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (iii) deductibles and other amounts incurred in connection with such recovery; provided, however that, other than with respect to the Indemnity Insurance Policy, the Indemnified Parties shall have no obligation to seek recovery under any insurance policies or to maintain any insurance policies for any period of time.
(g)    The Indemnified Parties shall, to the extent required by applicable Law, use commercially reasonable efforts to mitigate Losses indemnifiable under this Article VIII; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, other than with respect to the Indemnity Insurance Policy, in no event shall any of the Indemnified Parties be required to assert any claim or otherwise seek recourse any against any insurers, insurance policies, customers, suppliers, resellers, vendors, partners, or other Representatives of any of the Indemnified Parties or their respective Affiliates.
(h)    If and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already specifically taken into account in the calculation of the Final Net Working Capital pursuant to Section 7.11, the same amount of such Losses may not be recovered under this Article VIII.
(i)    No Indemnifying Party shall be liable for any Losses relating to the amount or availability of any net operating loss, tax credit, or other tax attribute of the Company following the Closing.
(j)    Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit (i) the liability of an Indemnifying Party, or the rights of any Indemnified Party against an Indemnifying Party, for Fraud committed by such Indemnifying Party or of which such Indemnifying Party had actual knowledge on or prior to the Closing Date, or (ii) the right of Acquiror or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto. Notwithstanding anything herein to the contrary, this Article VIII shall not be applicable, and nothing in this Article VIII shall limit the liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement, any Related Agreement or any certificates or other instruments executed and delivered by any party in connection with the transactions contemplated by this Agreement, if the Merger does not close.
8.4    Claim Procedures.
(a)    Subject to the limitations set forth in Section 8.3, if an Indemnified Party wishes to make a claim under this Article VIII, such Indemnified Party shall deliver a written notice (a “Claim Notice”) to the Securityholder Representative (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent reasonably available, specifying such Losses in reasonable detail, the date that each such Loss was paid, incurred, suffered or sustained, or the basis for such anticipated Losses, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter. Acquiror may update a Claim Notice from time to time to reflect any change in circumstances following the date thereof; provided, however, that Acquiror may not add new claims to such Claim Notice if the applicable survival period for such claim has expired unless such new claim arises from the same set of facts or circumstances raised in such Claim Notice served prior to the expiration of such survival period. A failure by an Indemnified Party to give complete, accurate, or, subject to the survival periods set forth in Section 8.1, timely notice of a Claim Notice will not affect the rights or obligations of any party hereunder. If a claim under this Article VIII may be brought under different or multiple sections, clauses or sub-clauses of Section 8.2(a) (or with respect to different or multiple representations, warrants or covenants), then the Indemnified Parties shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision. Following the delivery of a Claim Notice, the Securityholder Representative and its representatives and agents shall be given reasonable access (including electronic access, to the extent available) to the books and records of the Surviving Corporation solely to the extent such books and records are relevant to the matters or inquiries raised in such Claim Notice and reasonable access during normal business hours to such personnel or other representatives of the Surviving Corporation and Acquiror solely to the extent such personnel or other representatives are reasonably expected to have knowledge relevant to the matters or inquiries raised in such Claim Notice, in each case, as they may reasonably require for the purposes of investigating or resolving any disputes relating to, or responding to, any matters or inquiries raised in such Claim Notice; provided, however, the Securityholder Representative shall only be entitled to such access (x) to the extent that such access does not affect any legal privilege relating to the Surviving Corporation, Acquiror, or any other Indemnified Party, (y) to the extent such access does not conflict with any applicable Law, and (z) after the Securityholder Representative executes Acquiror’s standard non-disclosure agreement.

(b)    If the Securityholder Representative on behalf of the Indemnifying Parties shall not object in writing within thirty (30) days of delivery of a Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable claim (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative on behalf of the Indemnifying Parties that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice (an “Unobjected Claim”). In such event, Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter (and in any event within two (2) Business Days thereafter), deliver a joint written instruction to the Escrow Agent to release to Acquiror from the Indemnity Escrow Fund an amount of cash equal to the amount of Losses set forth in the Unobjected Claim. Should the amount then-remaining in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the full amount of the Unobjected Claim, then, subject to any applicable limitations set forth in this Article VIII, each Indemnifying Party shall, within thirty (30) days following the date of such failure to so object, pay to Acquiror in cash such Indemnifying Party’s Pro Rata Portion of such shortfall.
(c)    In the event that the Securityholder Representative shall deliver a Claim Objection Notice in accordance with Section 8.4(b), the Securityholder Representative and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Resolution Memorandum”). In such event, Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter (and in any event within two (2) Business Days thereafter), deliver a joint written instruction to the Escrow Agent to release to Acquiror from the Indemnity Escrow Fund an amount of cash equal to the amount of Losses set forth in the Resolution Memorandum . Should the amount then-remaining in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the full amount set forth in such Resolution Memorandum, then, subject to any applicable limitations set forth in this Article VIII, each Indemnifying Party shall, within thirty (30) days following the date of such failure to so object, pay to Acquiror in cash such Indemnifying Party’s Pro Rata Portion of such shortfall.
(d)    Dispute Resolution.
(i)    Arbitration. If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of a Claim Objection Notice, either Acquiror or the Securityholder Representative may submit the dispute (each such dispute, a “Dispute”) to mandatory, final and binding arbitration to be held in the city and county of San Francisco, the State of California and, except as herein specifically stated, in accordance with the J.A.M.S. Comprehensive Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”). The arbitration provisions of this Section 8.4(d) shall govern over any conflicting rules that may now or hereafter be contained in the J.A.M.S. Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute. The arbitrator may not assign a value greater than the greatest value claimed for by the Indemnified Party or smaller than the smallest value asserted in defense by the Securityholder Representative. The decision of the arbitrator as to the validity and amount of any claim in the relevant Claim Notice (the “Award”) shall be nonappealable, final, conclusive, and binding upon the parties to this Agreement and the Indemnifying Parties. In such event, Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter (and in any event within two (2) Business Days thereafter), deliver a joint written instruction to the Escrow Agent to release to Acquiror from the Indemnity Escrow Fund an amount of cash equal to the amount of Losses set forth in the Award . Should the amount then-remaining in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the full amount set forth in such Award, then, subject to any applicable limitations set forth in this Article VIII, each Indemnifying Party shall, within thirty (30) days following the date of such failure to so object, pay to Acquiror in cash such Indemnifying Party’s Pro Rata Portion of such shortfall. Any judgment upon the Award may be entered in any court having jurisdiction over the subject matter thereof.

(ii)    Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by Acquiror and the Securityholder Representative or by J.A.M.S., but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.
(iii)    Selection of Arbitrator. Acquiror and the Securityholder Representative will cooperate with Judicial Arbitration & Mediation Services or its successor (“J.A.M.S.”) in promptly selecting from a list of arbitrators who are lawyers familiar with Delaware contract law one arbitrator from the J.A.M.S. panel of neutrals; provided, however, that (i) such arbitrator cannot work for a firm then performing services for either party and (ii) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that Acquiror and the Securityholder Representative cannot agree on an arbitrator within three (3) Business Days after either party’s issuance of a written demand for arbitration, J.A.M.S. will select the arbitrator pursuant to the J.A.M.S. Rules.
(iv)    Payment of Costs. Acquiror and the Securityholder Representative (on behalf of the Indemnifying Parties) will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined pursuant to Section 8.4(d)(viii), all costs, fees and expenses related to the arbitration, including fees and expenses of attorneys, consultants, experts and other professionals incurred by the prevailing party.
(v)    Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the Award, which shall be consistent with such findings of fact and conclusions of law and written opinion.
(vi)    Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 8.4(d) will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.
(vii)    Confidentiality. At the request of Acquiror or the Securityholder Representative, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other Persons present at an arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.
(viii)    Prevailing Party. For purposes of this Section 8.4(d), in any arbitration pursuant to this Section 8.4(d) in which any claim or the amount thereof stated in the Claim Notice is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrator awards Acquiror 50% or more of the amount in dispute, in which case the Indemnifying Parties shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator and the administrative fee of J.A.M.S.
(ix)    Exclusive Remedy. Except as expressly provided in this Agreement, the arbitration contemplated by this Section 8.4(d) shall be the sole and exclusive remedy of the parties (including the Indemnifying Parties and the Indemnified Parties) for any Dispute.
8.5    Third Party Claims.
(a)    In the event that Acquiror becomes aware of a third-party written claim against an Indemnified Party that constitutes a matter for which either (a) an Indemnified Party is entitled to indemnification, compensation, or reimbursement under Section 8.2(a) or (b) if determined adversely to Acquiror or any other Indemnified Party, would provide a basis for a claim under any of the matters indemnifiable under Section 8.2(a) (each, a “Third Party Claim”), Acquiror shall promptly notify the Securityholder Representative of such claim and of the material facts known to Acquiror related to such Third Party Claim. Acquiror shall have the right in its sole discretion to conduct the defense and prosecution of and to settle or resolve any such Third Party Claim. The Securityholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, subject to the execution by the Securityholder Representative of Acquiror’s (and, if required, such third party’s) standard non-disclosure agreement, and shall be entitled, at the expense of the Securityholder Representative (on behalf of Securityholders), to participate in, but not to determine or conduct, any defense or prosecution of the Third Party Claim or settlement negotiations with respect to the Third Party Claim.
(b)    Except with the consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned, or delayed and which shall be deemed to have been given unless the Securityholder Representative shall have objected in writing within fifteen (15) days after a written request for such consent by Acquiror, the amount paid in the settlement or resolution of any such Third Party Claim to the third-party claimant shall not be determinative of the amount of Losses relating to such matter. In the event that the Securityholder Representative) has consented to (or shall have been deemed to have consented to) any such settlement or resolution: (i) neither the Securityholder Representative nor the Securityholders shall have any power or authority to object under any provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Party against the Indemnity Escrow Fund or directly against such Securityholders for indemnity with respect to such settlement or resolution; (ii) Acquiror and the Securityholder Representative shall, as promptly as practicable thereafter (and in any event within two (2) Business Days thereafter), deliver a joint written instruction to the Escrow Agent to release to Acquiror from the Indemnity Escrow Fund an amount of cash equal to the amount of Losses set forth in such settlement or resolution; and (iii) should the amount then-remaining in the Indemnity Escrow Fund, if any, be insufficient to satisfy in whole the full amount set forth in such settlement or resolution, then, subject to any applicable limitations set forth in this Article VIII, each Indemnifying Party shall, within thirty (30) days following the date of such failure to so object, pay to Acquiror in cash such Indemnifying Party’s Pro Rata Portion of such shortfall.
(c)    If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses under any of clauses (i) through (viii) of Section 8.2(a), inclusive (an “Unproven Third Party Claim”), subject to the applicable limitations contained in this Article VIII, and without limiting any right to recovery for Losses under any of clauses (i) through (viii) of Section 8.2(a), inclusive, then (A) 50% of any Losses paid, incurred, suffered or sustained by the Indemnified Parties or any of them directly or indirectly resulting from, arising out of, or relating to the investigation, defense, and prosecution of such Unproven Third Party Claim shall be indemnifiable Losses under Section 8.2(a)(ix), and (B) in the event that the consent (or deemed consent) of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed) to a settlement of such Unproven Third Party Claim is not obtained, indemnifiable Losses under Section 8.2(a)(ix) shall include 50% of all reasonable amounts paid, incurred, suffered or sustained in settlement thereof.
8.6    Distribution of the Indemnity Escrow Fund. On or prior to the date that is five (5) Business Days after the Expiration Date, Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund that amount of cash equal to (a) the dollar amount remaining in the Indemnity Escrow Fund as of the Expiration Date, less (b) the aggregate amount of cash that Acquiror determines is reasonably necessary to serve as security for pending claims specified in Claim Notices delivered prior to the end of the Expiration Date that have not been resolved prior to the Expiration Date (such amount as may be reduced pursuant to Section 10.2, the “Initial Indemnity Escrow Release Amount”, it being understood that, if the foregoing calculation of “Initial Indemnity Escrow Release Amount” results in a negative number, then “Initial Indemnity Escrow Release Amount” means zero dollars ($0)), pay to the Securityholders (or to the Payment Agent on behalf of the Securityholders, and who will thereafter distribute the Initial Indemnity Escrow Release Amount, as appropriate, to the Securityholders and, with respect to any portion thereof payable to Withholding Securityholders, to the applicable payroll processor for further distribution to such Withholding Securityholders) the Initial Indemnity Escrow Release Amount in accordance with Section 1.3. Upon the resolution of all pending claims for which a portion of the Indemnity Escrow Fund was withheld, and after any distributions from the Indemnity Escrow Fund in accordance with this Article VIII, Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund all then-remaining cash in the Indemnity

Escrow Fund (such amount as may be reduced pursuant to Section 10.2, the “Final Indemnity Escrow Release Amount”) and pay to the Securityholders (or to the Payment Agent on behalf of the Securityholders, and who will thereafter distribute the Final Indemnity Escrow Release Amount, as appropriate, to the Securityholders and, with respect to any portion thereof payable to Withholding Securityholders, to the applicable payroll processor for further distribution to such Withholding Securityholders) the Final Indemnity Escrow Release Amount in accordance with Section 1.3. Notwithstanding anything herein to the contrary, the aggregate amount of cash to be distributed at any particular time to any Securityholder in accordance with this Section 8.6 shall be rounded down to the nearest whole cent.
ARTICLE IX
PRE-CLOSING TERMINATION OF AGREEMENT
9.1    Termination.  Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:
(a)    by mutual agreement of the Company and Acquiror;
(b)    by Acquiror if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Acquiror within eight (8) hours after the execution and delivery of this Agreement by Acquiror and the Company; provided, however, that any such termination must occur within three (3) days after the Company’s failure to so deliver the Requisite Stockholder Approval;
(c)    by Acquiror or the Company if the Closing Date shall not have occurred by the date that is sixty (60) days after the Agreement Date (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
(d)    by either Acquiror or the Company if any Law shall be in effect which has the effect of making the Merger illegal or otherwise prohibits prevents consummation of the Merger;
(e)    by Acquiror if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 2.2(b)(i) and 2.2(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 2.2 for the benefit of Acquiror are incapable of being satisfied on or before the End Date; or
(f)    by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Acquiror contained in this Agreement such that the conditions set forth in Sections 2.2(c)(i) and 2.2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Acquiror; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 2.2 for the benefit of the Company are incapable of being satisfied on or before the End Date.
9.2    Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 7.8 (Third Party Expenses), 10.2 (Exculpation and Indemnification of

Securityholder Representative), 11.3 (Confidentiality), 11.4 (Public Disclosure), Article XI (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

ARTICLE X
SECURITYHOLDER REPRESENTATIVE
10.1    Appointment and Authority of Securityholder Representative.  By virtue of the execution and delivery of a Joinder Agreement, the adoption of this Agreement and approval of the Merger by the Stockholders, or the conversion of the Company Securities into the right to receive the Merger Consideration, each of the Securityholders shall be deemed to have agreed to appoint Fortis Advisors LLC as its lawful representative, exclusive agent, proxy, and attorney-in-fact (with full power of substitution) for and on behalf of each of the Securityholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including (a) to give and receive notices and communications in respect of all Relevant Matters, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby, (b) to authorize or object to any claims hereunder, including those by any Indemnified Party, (c) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby, (d) consent or agree to any amendment to this Agreement at any time, (e) grant any extension or waiver under or in connection with this Agreement, and (f) and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or in connection with this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement, or (ii) specifically mandated, permitted, or contemplated by the terms of this Agreement. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, in the Escrow Agreement, or in the Securityholder Representative Engagement Agreement. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund. The Securityholder Representative may resign at any time. Such agency may be changed by the Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Acquiror; provided, however, that the Securityholder Representative may not be removed without the agreement of the Indemnifying Parties having a majority of the aggregate Pro Rata Portion to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Securityholder Representative may be filled by Indemnifying Parties having a majority of the aggregate Pro Rata Portion. No bond shall be required of the Securityholder Representative. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Indemnifying Parties.
10.2    Exculpation and Indemnification of Securityholder Representative.  Certain Indemnifying Parties have entered, or will enter, into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement, and the Securityholder Representative Engagement Agreement (such Indemnifying Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) shall be liable to the Securityholders for any act done or omitted hereunder as Securityholder Representative while acting in good faith and without fraud, gross negligence or willful misconduct. The Indemnifying Parties shall indemnify and defend the Securityholder Representative Group and hold the Securityholder Representative Group harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and costs incurred in connection with seeking recovery from insurers) (collectively, “Securityholder Representative Expenses”) arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder and under the agreements ancillary hereto, in each case as such Securityholder Representative Expense is suffered or incurred; provided that in the event that any such Securityholder Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Securityholder Representative Expense to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Indemnifying Parties, any such Securityholder Representative Expenses may be recovered by the Securityholder Representative from the funds in the Expense Fund and the Indemnity Escrow Fund, in each case, at such time as, and solely to the extent any, remaining amounts would otherwise be distributable to the Securityholders in accordance with this Agreement; provided that while this section allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Furthermore, the Securityholders agree that the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing or the termination of this Agreement or the Escrow Agreement. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 11.5 or Section 11.6, shall constitute a decision of the Securityholders and shall be final, conclusive and binding upon the Securityholders and each such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. Acquiror and the other Indemnified Parties may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Securityholders. Acquiror and the other Indemnified Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative. The Securityholders agree that the Securityholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party.

ARTICLE XI
GENERAL PROVISIONS
11.1    Certain Interpretations; Definitions.  When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or through and including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. References to the Company means the Company and its Subsidiaries unless context otherwise requires. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.
11.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of receipt (including automatically generated delivery or read receipts)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:
(a)    if to Acquiror or Merger Sub or the Surviving Corporation, to:

Pluralsight, Inc.
182 North Union Avenue
Farmington, Utah 84025
Attention: General Counsel
Email: legal@pluralsight.com
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Rezwan Pavri & Allison Spinner
Email: rpavri@wsgr.com & aspinner@wsgr.com
and
Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104-7036
Attention: Brian Keyes
Email: bkeyes@wsgr.com

(b)    if to the Company (prior to the Closing), to:
GitPrime, Inc.
835 Main Avenue, Suite 215
Durango, CO 81301
Attention: John Witchel, President/COO
Email: jwitchel@gitprime.com
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Kris Withrow
Steven Levine
Email: kwithrow@fenwick.com; slevine@fenwick.com
Facsimile No.: 650-938-5200
(c)    if to the Securityholder Representative, to:

Fortis Advisors LLC
Facsimile No.: (858) 408-1843
Attention: Notices Department
Email: notices@fortisrep.com
All such notices and other communications shall be deemed to have been duly given or sent (i) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, or (ii) on the date on which delivered personally or by facsimile or email transmission, as the case may be, and addressed as aforesaid. Any notice to be given to any Securityholder hereunder or under the Joinder Agreements may be given to the Securityholder Representative.
11.3    Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.9 or any information obtained pursuant to the notice requirements of Section 7.10, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement, dated October 16, 2018 (the “Non-Disclosure Agreement”), between the Company and Acquiror. Without limiting the foregoing, the Securityholder Representative shall maintain the confidentiality, and shall not disclose or use, any information provided to, or learned by, the Securityholder Representative in connection with the transactions contemplated hereby; provided, however, that, following the Closing, the Securityholder Representative shall be permitted to disclose information to its Representatives and the Securityholders, in each case, to the extent such Persons have a bona fide need to know such information in connection with the Securityholder Representative’s fulfillment of its duties under this Agreement and who are subject to confidentiality obligations at least as protective as the restrictions contained herein (provided that the Securityholder Representative shall be responsible and liable (as a principal and not as a guarantor) for any action taken or omissions made by its Representatives to whom it disclosed information that would have resulted in a violation or breach of the terms of this Agreement by its Representatives if such Representatives were a party to, and subject to the terms of, this Agreement as if such Person were the Securityholder Representative).
11.4    Public Disclosure.  The initial press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by Acquiror and the Company. None of the Company, the Securityholder Representative or any of their respective Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Acquiror, in each case except to the extent (a) required by applicable Law, (b) reasonably required in order to obtain the consents and approvals required (x) under or expressly contemplated by this Agreement, including the Requisite Stockholder Approval, and (y) under applicable Law, (c) to enforce such party’s rights under this Agreement or any other agreement with Acquiror entered into in connection with this Agreement, (d) such information is or becomes generally known to the public without violation of this Agreement, the Non-Disclosure Agreement or any other agreement or obligations restricting the disclosure of such information by such party, and (e) made by a Securityholder that is a venture capital or private equity fund in communications to its investors as may be (i) contractually required under the terms of such Securityholder’s limited partnership or similar organizational agreement, or (ii) reasonably necessary in the good faith exercise of the fiduciary duties of the general partner of such Securityholder. Acquiror and its Affiliates may publicly disclose the subject matter of this Agreement or the transactions contemplated hereby, including price or other economic terms of the Merger, in its sole discretion.
11.5    Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.5, the Securityholders are deemed to have agreed that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Securityholders whether or not they have signed such amendment.
11.6    Extension and Waiver.  At any time prior to the Closing, Acquiror, on the one hand, and the Company and the Securityholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved). For purposes of this Section 11.6, the Securityholders are deemed to have agreed that any extension or waiver signed by the Company (if prior to Closing) or the Securityholder Representative (if after the Closing) shall be binding upon and effective against all Securityholders whether or not they have signed such extension or waiver.
11.7    Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder.
11.8    Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
11.9    Specific Performance and Other Remedies.
(a)    The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, or any Securityholder, of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)    Subject to Section 8.2(d) and Section 9.2, any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
(c)    The liability of any Indemnifying Party under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity for any Fraud committed by, or with the actual knowledge of, such Indemnifying Party. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VIII, shall be deemed a waiver by any Indemnified Party of any right or remedy that any Indemnified Party may have at law or in equity against an Indemnifying Party for any Fraud committed by such Indemnifying Party or of which such Indemnifying Party had actual knowledge on or prior to the Closing Date.
11.10    Governing Law.  This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, any Related Agreement (in each case, other than the Employment Agreements of the Continuing Employees and the Non-Competition and Non-Solicitation Agreement), or the negotiation, administration, performance, or enforcement of this Agreement or any Related Agreement (in each case, other than the Employment Agreements of the Continuing Employees and the Non-Competition and Non-Solicitation Agreement), including any claim or cause of action may resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement or any Related Agreement (in each case, other than the Employment Agreements of the Continuing Employees and the Non-Competition and Non-Solicitation Agreement) (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statutes of limitations.
11.11    Exclusive Jurisdiction.  Subject to Section 8.4 (including the arbitration provisions of Section 8.4(d)), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Section 8.4 (including the arbitration provisions of Section 8.4(d)), each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Section 8.4 (including the arbitration provisions of Section 8.4(d)), each party hereto and the Securityholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Securityholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto and the Securityholders hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. Notwithstanding the foregoing, all Disputes shall be governed by the terms of Section 8.4(d).

11.12    Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY OTHER RELEVANT MATTER.
11.13    Entire Agreement.  This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder; provided, however, that, notwithstanding anything herein to the contrary, (a) Article VIII is intended to benefit the Indemnified Parties, each of whom is an express third party beneficiary thereof, and (b) Section 7.12 is intended to benefit the Company Indemnified Parties, each of whom is an express third party beneficiary thereof.
11.14    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.15    Waiver of Conflicts; Privilege.  If the Securityholder Representative so desires, acting on behalf of the Indemnifying Parties and without the need for any consent or waiver by the Company, Acquiror, or Merger Sub, Fenwick & West LLP (“Fenwick”) shall be permitted to represent the Indemnifying Parties (through the Securityholder Representative) after the Closing in connection with any dispute relating to this Agreement or any of the transactions contemplated hereunder (“Transaction Matters”). The parties acknowledge and agree that (a) all communications between Fenwick, on the one hand, and the Company, any Indemnifying Party, the Securityholder Representative, or any of their Representatives, on the other hand, and (b) privileged work product of Fenwick, in each case of clauses (a) and (b), made before the consummation of the Closing in connection any Transaction Matter (and not, for the avoidance of doubt, any other representation or matter), which immediately before the Closing would be deemed to be an attorney-client privileged communication or privileged work product of Fenwick and would not be subject to compelled disclosure to Parent as a result of such communication being an attorney-client privileged communication or otherwise privileged in nature (“Relevant Privileged Materials”), shall continue after the Closing to be attorney-client privileged communications or other privileged material of the Surviving Corporation with Fenwick and otherwise privileged in nature, as applicable. In no event, shall any Indemnifying Party, the Securityholder Representative, or any of their Representatives take any action that may waive or otherwise jeopardize the attorney-client privilege or other privilege attaching to the Relevant Privileged Materials or any other attorney-client privileged communication or privileged work product of the Company. None of the Indemnified Parties shall seek to admit into evidence any of the Relevant Privileged Materials in connection with any dispute concerning any Transaction Matter, including in respect of any indemnification claims, between any Indemnifying Party or the Securityholder Representative, on the one hand, and any Indemnified Party, on the other hand, in each case, unless such Relevant Privileged Materials reflects or demonstrates actual knowledge of the Company, the Securityholder Representative, any Indemnifying Party, or any of their respective Representatives of any breach of any representation, warranty, covenant, or agreement contained in this Agreement or any Related Agreement or of any Fraud. Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 11.15 shall limit any claim of, or serve as a waiver by any Indemnified Party of any right or remedy in connection with, any claim for Fraud asserted by any Indemnified Party.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.
PLURALSIGHT, INC.
By:    /s/ Aaron Skonnard
Name: Aaron Skonnard
Title: CEO
SUNDANCE MERGER SUB, INC.
By:    /s/ Mark Hansen
Name: Mark Hansen
Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.
GITPRIME, INC.
By:    /s/ John Witchel
Name: John Witchel
Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.
Fortis Advisors LLC,
solely in its capacity as the Securityholder Representative
By:     /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A
CERTAIN DEFINED TERMS
“280G Waivers” means the waivers (in a form approved by Acquiror) to be executed and delivered by certain Employees or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) in connection with the solicitation of the Stockholder vote pursuant to Section 7.1(d).
“Accounting Principles” means a determination in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials; provided that, if there is a conflict between GAAP and such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, GAAP shall control; provided further that, notwithstanding the foregoing, “Accounting Principles” shall be subject to the exceptions to such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that are set forth on Schedule A-1.
“Acquiror Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Acquiror.
“Acquiror Stock Price” means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Acquiror Common Stock on the Nasdaq Global Select Market for the five consecutive trading days ending with the complete trading day ending three (3) Business Days prior to the Closing Date.
“Action” means any action, demand letter, suit, claim, cause of action, charge, complaint, litigation, proceeding, arbitration, mediation or other similar dispute.
“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, any rules or regulations thereunder, the U.S. Travel Act, the United Kingdom Bribery Act of 2010, the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other Laws concerning anti-corruption, anti-bribery, or money laundering.
“Behavioral Data” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including by means of an advertisement or other content), to develop a profile or record of the activities of an individual across multiple devices, applications, websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to an individual, device, or application.
“Business Day” means each day that is not (i) a Saturday, Sunday, (ii) other day on which banking institutions located in San Francisco, California are or obligated by law or executive order to close, or (iii) a public holiday in the State of Delaware or other day on which the parties could not file a Certificate of Merger with the Secretary of State of the State of Delaware.
“Cash Share Number” means (without duplication) the sum of (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of (a) all Vested Company Options that are In-the-Money Company Options, (b) all Company Warrants that are In-the-Money Company Warrants, and (c) all other Company Securities (other than Unvested Company Options, Out-of-the-Money Company Options, and Out-of-the-Money Company Warrants), in each case, outstanding immediately prior to the Effective Time, and determined on an as converted to Company Common Stock basis, minus (iii) the Cancelled Shares, minus (iv) the Dissenting Shares.
“Closing Cash” means, without duplication, as of the Effective Time, (i) the aggregate amount of all cash and cash equivalents held by the Company and the Subsidiaries, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case, to the extent constituting “cash and cash equivalents” determined in accordance with the Accounting Principles, plus (ii) to the extent not already reflected in cash and cash equivalents, the aggregate amount of all un-cleared deposits of the Company and the Subsidiaries, minus (iii) the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company or any Subsidiary but not cleared, minus (iv) any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents for any lawful purpose, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents, minus (v) all Taxes and other costs and expenses associated with the repatriation of any cash or cash equivalents into the United States from sources outside of the United States, plus (vi) any Required Financials Expenses actually paid by the Company prior to the Effective Time, plus (vii) any Excluded Severance Costs actually paid by the Company prior to the Effective Time, plus (viii) any Excluded Payroll Processor Costs actually paid by the Company prior to the Effective Time.
“Closing Indebtedness” means, without duplication, as of the Effective Time, the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiaries, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Effective Time).
“Closing Net Working Capital” means an amount equal to (i) the sum of all current assets of the Company and its Subsidiaries, minus (ii) the sum of all current liabilities of the Company and its Subsidiaries, in each case, as of the Effective Time; provided, however, for the avoidance of doubt, “Closing Net Working Capital” shall exclude all (a) cash and cash equivalents, (b) Tax assets and Tax liabilities, (c) accounts receivable outstanding for a period of ninety (90) days or longer (to the extent not already included in the Company’s reserve for doubtful accounts receivable determined in accordance with the Accounting Principles), (d) deferred revenue, (e) Closing Indebtedness, (f) Third Party Expenses, and (g) Tax Amount. Closing Net Working Capital, and each of the components thereof, shall be determined in accordance with the Accounting Principles.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means the Company Series Seed Preferred Stock, the Company Series A Preferred Stock, Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.
“Company Employee Plan” means any plan, fund, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, bonus, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, and in all cases with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
“Company IP” means Company IPR and Company Technology.

“Company IPR” means any and all Intellectual Property Rights that are owned by, purported to be owned by the Company or any Subsidiary.
“Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is materially adverse to the business, assets (including intangible assets such as Company IP), liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any Effect resulting from (a) changes in general economic, financial market, business or geopolitical conditions, (b) general changes or developments in any of the industries in which the Company and its Subsidiaries operate, (c) changes following the Agreement Date in any Laws or legal, regulatory or political conditions or changes in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (d) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (e) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)); or (f) any announcement of this Agreement and the transactions contemplated hereby (other than any Conflict with (x) any provision of the Charter Documents, as amended, (y) any Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (z) any Law or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible)); provided that such Effects referenced in clauses (a) through (e) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Company and its Subsidiaries.
“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, including, but not limited to, stock options granted under the Plans, but, for the avoidance of doubt, excluding Promised Options.
“Company Preferred Stock” means the Company Series Seed Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock, the Company Series A-4 Preferred Stock, and the Company Series A-5 Preferred Stock.
“Company Privacy Policy” means each external or internal, past or present privacy policy or privacy or security-related representation, or policy of the Company or any Subsidiary, including any policy, representation, or promise relating to: (i) the privacy of users of any Company Product or any website or service operated by or on behalf of the Company or any Subsidiary; or (ii) the creation, collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal, or other processing of any Personal Data.
“Company Product” means all current products, services and Technology (i) marketed, licensed, distributed, made available, offered online, offered for sale, or sold by or on behalf of the Company or any Subsidiary at any time (including through resellers and other channel partners) or (ii) planned to be marketed, licensed, distributed, made available, offered online, offered for sale, or sold by the Company during the six (6) month period immediately following the Closing Date.
“Company Product Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or any of their respective customers or users) of the Company or any of its Subsidiaries to, or stored by or for customers or users (or any of their respective customers or users) of the Company or any of its Subsidiaries on the Company Products; (ii) all data and content (including any voice, video, email, text messaging, or other communications) created, compiled, inferred, derived, transmitted, or otherwise collected or obtained by or for the Company Products or by or for the Company or any of its Subsidiaries in connection with its provision of the Company Products or operation of the business of the Company and its Subsidiaries; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

“Company Restricted Stock” means any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other Contract with the Company or under which the Company has any rights.
“Company Securities” means the Company Capital Stock, the Company Options, the Company Warrants, and any other Equity Interests in the Company.
“Company Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series A-3 Preferred Stock” means the Series A-3 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series A-4 Preferred Stock” means the Series A-4 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series A-5 Preferred Stock” means the Series A-5 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series Seed Preferred Stock” means the Series Seed Preferred Stock, par value $0.0001 per share, of the Company.
“Company Technology” means any Technology owned by, purported to be owned by the Company or any Subsidiary or to or for which the underlying Intellectual Property Rights are owned by, purported to be owned by the Company or any Subsidiary.
“Company Warrants” means any warrant to purchase or otherwise acquire shares of Company Capital Stock.
“Confidential Information” means confidential or non-public information of the Company (including trade secrets) or any of its Subsidiaries and the confidential or non-public information provided to Company or any of its Subsidiaries by any third party which the Company or any of its Subsidiaries is obligated to keep confidential or non-public.
“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.
“Contract” means any agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement, understanding or commitment, permit, concession, franchise or license, in each case, whether oral or written.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“DOL” means the United States Department of Labor.

“Employee” means any current or former employee, consultant, independent contractor, officer, director or other service provider of the Company or any ERISA Affiliate.
“Employee Compensation Expenses” means all Employee compensation expenses and other liabilities arising on or prior to the Closing Date, including vacation or paid time off that has been accrued but unused as of the Closing Date by any Employee, all salary, wages, commissions, pro-rated bonuses and other accrued but unpaid benefits of any Employee as of the Closing Date.
“Environmental Law” means any Law or Order relating to pollution, protection of the environment or natural resources, protection of public or occupational health and safety, or to Hazardous Materials, including the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Hazardous Materials or products containing Hazardous Materials.
“Equity Interests” means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.
“Equityholder and Indemnity Claim Matters” means any (a) claim or right asserted or held by any current, former or purported Securityholder or other securityholder of the Company or any of its Subsidiaries, or any other Person, asserting, alleging or seeking to assert rights with respect to, or in connection with, any Company Security or Equity Interest in any of the Subsidiaries, including any claim asserted, based upon or related to (i) the ownership or rights to ownership of any Company Securities or any Equity Interests of the Subsidiaries, (ii) any rights of a current, former, or purported Securityholder or other securityholder of the Company or any Subsidiary in their capacity (or purported capacity) as such, including any rights to securities, antidilution protections, preemptive rights, rights of first offer or first refusal or rights to notice or to vote securities of the Company or any Subsidiary, (iii) any rights under the Charter Documents or any Company Employee Plan, (iv) any actual or alleged breaches of fiduciary duty by any current or former directors or officers of the Company or any of its Subsidiaries, (v) the Merger or any other transactions contemplated by this Agreement or any Related Agreement to which the Company is a party, including any inaccuracy in the Payment Spreadsheet, (vi) any claim that such Person’s Company Securities or other Equity Interests were wrongfully issued or repurchased by the Company or any of its Subsidiaries, or (vii) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares, except, in each case of the foregoing clauses (i) through (vii), for the right following the Effective Time, and in compliance with, and subject to, the terms of this Agreement, of a Securityholder to receive such Person’s portion of the Total Consideration as provided in Article I and set forth on the Payment Spreadsheet, and (b) any claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of the Company or any of its Subsidiaries (against the Company, Acquiror, Merger Sub or any of their Affiliates (including the Surviving Corporation) or any other Person) involving a right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy, including under the Charter Documents, including with respect to any of the matters set forth in the foregoing clause (a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each Subsidiary of the Company and any other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Agent” means U.S. Bank National Association, a national banking association, or another Person selected by Acquiror.
“Escrow Agreement” means an Escrow Agreement in substantially the form attached hereto as Exhibit I.
“Excluded Payroll Processor Costs” means those fees and expenses set forth on Schedule A-2.
“Excluded Severance Costs” means the cash severance paid or payable to all Employees employed or engaged by the Company as of the Agreement Date who do not receive an Offer Letter or who receive an Offer Letter that is not a Compliant Offer Letter (which, on a per Employee basis, shall in no event exceed an amount greater than the applicable Employee’s average four (4) week cash compensation).
“FMLA” means the Family Medical Leave Act of 1993, as amended.
“Fraud” means fraud (with scienter).
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governmental Entity” means any (a) federal, state, provincial, local or other government, (b) any federal, state, provincial, local, or other governmental or supra-national entity, regulatory or administrative authority, agency, department, board, division, instrumentality or commission, educational agency, political party, body, or judicial or arbitral body, board, tribunal, or court, (c) any royal family, (d) any public international organization (e.g., the World Bank, the Red Cross, etc.), (e) any industry self-regulatory authority, or (f) any business, entity, or enterprise owned or controlled by any of the foregoing.
“Governmental Official” means (a) an officer, agent or employee of any Governmental Entity, or (b) any candidate for any office of or position with any Governmental Entity.
“Hazardous Material” means any substance, material, emission or waste for which liability or standards of conduct may be imposed, or that has been listed, defined or designated by any Governmental Entity or by any Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 (the “HITECH Act”), and as otherwise may be amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. § 164.400 et seq.) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act, and any and all implementing regulations and guidance.
“In-the-Money Company Option” means each Company Option having a per share exercise price less than the Per Share Consideration.
“In-the-Money Company Warrant” means each Company Warrant having a per share exercise price less than the Per Share Consideration.

“Inbound Licenses” means any Contract pursuant to which the Company or any Subsidiary is granted a license, covenant not to sue, or other rights with respect to Licensed IP.
“Indebtedness” of any Person means, as of a specified date, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clause (i) above to the extent of the obligation secured; (iii) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i) or (ii), above, to the extent of the obligation guaranteed; (iv) the aggregate amount of all accrued interest payable with respect to any of the items described in clauses (i), (ii), or (iii); and (v) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” balloon payments or fees, costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (i) through (iv) above were prepaid, extinguished, unwound and settled in full as of such specified date.
“Indemnifying Parties” means the Stockholders, the Warrantholders, and the holders of Vested Company Options.
“Indemnity Escrow Amount” means an amount in cash equal to $5,100,000.
“Indemnity Insurance Policy” shall mean a buyer-side representations and warranties insurance policy paid for by Acquiror from an insurance company to protect Acquiror and the other Indemnified Parties from Losses incurred as a result of the breach of any of the representations and warranties of the Company contained in this Agreement.
“Intellectual Property Rights” means all intellectual property rights, including all statutory, common law and other rights in, to, or arising out of, Technology (whether recorded or not and regardless of form or method of recording), which may exist or be created under the Laws of any jurisdiction in the world, including without limitation all rights the following types: (i) rights associated with works of authorship (including rights in Software), including copyrights, rights of attribution and integrity and other moral rights; (ii) rights in or arising out of logos, trademark, trade dress, business name, domain name and trade name rights and similar rights; (iii) rights associated with Confidential Information, including trade secret rights; (iv) patent and industrial design property rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, and publicity; (vi) rights in, or arising out of, or associated with databases; and (vii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, re-examinations, and reissues of, and right to apply for applications or the applications for, any of the rights referred to in clauses (i) through (vii) above.
“IRS” means the United States Internal Revenue Service.
“Key Employees” means the Persons set forth on Schedule A-3.
“Knowledge” or “Known” means, with respect to the Company, the knowledge of the Persons set forth on Schedule A-4, in each case, after due and diligent inquiry, including of all relevant direct reports who would reasonably be expected to have unique knowledge of the matters in question.
“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its Subsidiaries or Affiliates, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.
“Licensed IP” means Intellectual Property Rights or Technology licensed to the Company or any Subsidiary.
“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.
“Made Available” means such materials have been posted to the virtual data room hosted by the Company on Google drive named “Data from Sundance_John Witchel” (the “Data Room”) and made available to Acquiror or its Representatives, but only if so posted and made available in the Data Room during the two (2) Business Day period prior to the Agreement Date.
“Merger Consideration” means all amounts payable to the Securityholders upon the terms set forth in Section 1.3 and throughout this Agreement, whether in cash or Equity Interests to acquire shares of Acquiror Common Stock.
“Net Working Capital Shortfall” means the amount (if any) by which the Closing Net Working Capital is less than the Net Working Capital Target (it being understood that if the Closing Net Working Capital is greater than or equal to the Net Working Capital Target, the Net Working Capital Shortfall shall be $0). For the avoidance of doubt, Net Working Capital Shortfall shall be expressed as a positive number.
“Net Working Capital Surplus” shall mean the amount (if any) by which the Closing Net Working Capital is greater than the Net Working Capital Target (it being understood that if the Closing Net Working Capital is less than or equal to the Net Working Capital Target, the Net Working Capital Surplus shall be $0).
“Net Working Capital Target” means $1,000,000.
“Non-Compete Parties” means the Persons set forth on Schedule A-5.
“Non-Competition and Non-Solicitation Agreement” means the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit J.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative. “Open Source License” includes, without limitation, a Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.
“Open Source Software” means any software, freeware, shareware, or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly or made publicly available under terms of an Open Source License.
“Optionholder” means any holder of any Company Option.
“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Out-of-the-Money Company Option” means each Company Option that is not an In-the-Money Company Option.
“Out-of-the-Money Company Warrant” means each Company Warrant that is not an In-the-Money Company Warrant.
“Outbound License” means any Contract pursuant to which any Person has been granted any rights to access or use any Company Products or Company Technology, or that contains any assignment or license of, or any covenant not to assert or enforce, any Company IPR.
“Payment Agent” means U.S. Bank National Association, a national banking association, or another Person selected by Acquiror.
“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
“Per Share Adjustment Consideration” means an amount in cash, without interest, equal to the quotient obtained by dividing (i) the Final Net Working Capital Surplus (if any), by (ii) the Cash Share Number.
“Per Share Closing Cash Consideration” means an amount in cash, without interest, equal to (i) the Per Share Consideration, minus (ii) the Per Share Escrow & Expense Contribution.
“Per Share Consideration” means an amount equal to the quotient obtained by dividing (i) the sum of (a) the Total Closing Consideration, plus (b) the aggregate exercise price of (x) all Company Options that are In-the-Money-Company Options, and (y) all Company Warrants that are In-the-Money Company Warrants, by (ii) the Total Share Number.
“Per Share Escrow & Expense Contribution” means an amount equal to the quotient obtained by dividing (i) the sum of (a) the Indemnity Escrow Amount, plus (b) the Expense Fund Amount, by (ii) the Cash Share Number.
“Per Share Expense Fund Consideration” means an amount in cash, without interest, equal to the quotient obtained by dividing (i) Expense Fund Amount, by (ii) the Cash Share Number.
“Per Share Expense Fund Release Amount” means an amount in cash, without interest, equal to the quotient obtained by dividing (i) Expense Fund Release Amount (if any), by (ii) the Cash Share Number.
“Per Share Indemnity Escrow Release Consideration” means an amount in cash, without interest, equal to the quotient obtained by dividing (i) the sum of (a) the Initial Indemnity Escrow Release Amount (if any), plus (b) the Final Indemnity Escrow Release Amount (if any), by (ii) the Cash Share Number.
“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens with respect to the payment of Taxes, in all cases that are not yet due or payable, (c) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by applicable Law created in the ordinary course of business for amounts that are not yet delinquent, (d) non-exclusive licenses of Intellectual Property Rights and (e) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted.
“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the Company or any Subsidiary allows the identification of or contact with a natural person (and for greater certainty includes all such information with respect to employees), (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “nonpublic personal information”, “customer proprietary network information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Law; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any data included within elements (i) or (ii) of this definition.
“Plans” means the Company’s 2015 Equity Incentive Plan and the Company’s 2018 Equity Incentive Plan.
“Pre-Closing Tax Period” means any Tax period or portion thereof that ends on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Taxes” means (A) any Taxes of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period (other than, for the avoidance of doubt, Transfer Taxes), provided the amounts described in this definition shall be determined (i) as if the Company and its Subsidiaries used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (ii) treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as if they were subject to Tax in such period regardless of when actually recognized for income Tax purposes and (iii) by including in the Pre-Closing Tax Period any Taxes attributable to any amount required to be included in the income of the Company or any of its Subsidiaries or Affiliates under Section 951 or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax Law) to the extent such amount would be allocable to the Pre-Closing Tax Period if the taxable year of each relevant entity ended on the Closing Date, (B) any other Taxes attributable to any transaction contemplated by this Agreement, including Transaction Payroll Taxes, and (C) any Taxes attributable to the conversion of or repayment of any Indebtedness and (D) any amounts payable after the Closing Date as a result of an election under Section 965(h) of the Code by or with respect to the Company or any of its Subsidiaries. For purposes of this Agreement, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is a Pre-Closing Tax Period shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company and its Subsidiaries attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period.
“Privacy Law” means any Law, including the EU General Data Protection Regulation (GDPR), Privacy and Electronic Communications Directive 2002/58/EC, Personal Information Protection and Electronic Documents Act, the CAN-SPAM Act, HIPAA, and any other applicable Laws (including any Laws within any country where the Company or any of its Subsidiaries is conducting, or has conducted, any business, or that otherwise apply to the Company or any of its Subsidiaries), any applicable rule, principle, or other requirement of a self-regulatory organization, including the EU-U.S. and Swiss- Privacy Shield programs, as applicable, any contractual requirement, and the PCI Data Security Standard, as applicable, that pertains to (i) privacy or restrictions or obligations related to the creation, collection, use, disclosure, transfer, transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Data or (ii) direct marketing to consumers, the initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, text messaging, or otherwise), or consumer protection.
“Private Data” means, collectively, Personal Data, Company Product Data, and Behavioral Data.
“Pro Rata Portion” means, with respect to each Indemnifying Party, an amount equal to the quotient obtained by dividing (x) the aggregate amount of cash payable to such Indemnifying Party pursuant to Sections 1.3(b), 1.3(c)

(i), and 1.3(d)(i) by (y) the aggregate amount of cash payable to all Indemnifying Parties pursuant to Sections 1.3(b), 1.3(c)(i), and 1.3(d)(i). For purposes of clarity, the sum of all “Pro Rata Portions” of the Indemnifying Parties shall at all times equal one-hundred percent (100%).
“Promised Options” shall mean Company Options promised by the Company to new hires but which have not yet been granted, in each case as set forth on Schedule A-6 (including the number of shares and contemplated vesting terms associated therewith), which schedule shall be updated as of immediately prior to the Closing to reflect promises made by the Company to new hires during the Pre-Closing Period.
“Promised Option Value” shall mean the (i) the total number of shares subject to all Promised Options set forth set forth on Schedule A-6 as of immediately prior to the Effective Time, multiplied by (ii) an amount equal to 50% of the Per Share Consideration.
“Registered IP” means all Intellectual Property Rights that are registered or filed with or by, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.
“Related Agreements” means the Non-Disclosure Agreement, the Stockholder Written Consent, the Joinder Agreements, the Non-Competition and Non-Solicitation Agreement, the Warrant Cancellation Agreements, the Payoff Letters, and all other agreements and certificates entered into or otherwise delivered by on behalf of the Company or any of the Securityholders in connection with the transactions contemplated herein.
“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, stockholders, officers, employees, advisors, counsel, accountants, agents or other representatives of such Person and its Affiliates.
“Restricted Person” means any person listed on or covered by, including being owned or controlled by and person on, any list of sanctioned or restricted persons for export, import, sanctions, government contracting or related reasons administered by any government in which the Company or any Subsidiary conducts business, including the United States, Russia, and India.  The lists include but are not limited to the Bank of England Financial Sanctions List, List of Denied Persons and Entity List administered by the U.S. Department of Commerce, the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury, European Union Sanctions List, United Kingdom Proscribed Terrorist Groups, and the United Nations Security Council Sanctions.
“SEC” means the United States Securities and Exchange Commission.
“Securityholders” means the Stockholders, the Optionholders, the Warrantholders and any other holder of Company Securities.
“Software” means computer software and databases, together with, as applicable, object code, Source Code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.
“Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.
“Standard Form IP Contract” means each standard form of Outbound License used by the Company or any Subsidiary at any time, including each standard form of: (i) customer or end user agreement for a Company Product(s); (ii) agreement for receipt of development services; (iii) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; and (v) confidentiality or nondisclosure agreement.

“Stock Award Exchange Ratio” means a fraction (a) the numerator of which is the Per Share Consideration, and (b) the denominator of which is the Acquiror Stock Price.
“Stockholder” means any holder of any Company Capital Stock.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Support Stockholders” means those Stockholders set forth on Schedule A-7.
“Systems” means all information technology networks, systems, devices and other equipment owned, controlled, or used by or for the Company and its Subsidiaries, including all information technology networks, systems, devices and other equipment used by or for Employees in the performance of services for the Company or its Subsidiaries, in whole or in part.
“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.
“Tax Amount” means all Pre-Closing Taxes that remain unpaid as of the Effective Time; provided that, for clarity, the Tax Amount shall not include any contested or uncertain Tax liabilities the amount of which cannot be estimated in good faith as of the Closing.
“Technology” means algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), invention disclosures, programmer’s notes, improvements, modifications, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, Confidential Information, proprietary information, protocols, schematics, specifications, product designs, roadmaps, marketing strategies, Software (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, domain name registrations, URLs, web sites, social media accounts, systems, tools, databases, concepts, data, coding, images, designs, documentation, books (including lab books), records, works of authorship (including written, audio and visual materials) and all other forms of technology (whether or not embodied in tangible form and including all digital embodiments of the foregoing).
“Total Closing Consideration” means, without duplication, an amount equal to (i) $170,000,000, less (ii) Closing Indebtedness, plus (iii) Closing Cash, less (iv) Third Party Expenses (not including any Third Party Expenses to the extent paid by the Company prior to the Closing), less (v) the Tax Amount, plus (vi) the Net Working Capital Surplus (if any), less (vii) the Net Working Capital Shortfall (if any), less (viii) the Promised Option Value.
“Total Consideration” means the sum of (i) the Total Closing Consideration, plus (ii) the Final Net Working Capital Surplus.
“Total Share Number” means (without duplication) the sum of (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of (a) all Company Options that are In-the-Money Company Options, (b) all Company Warrants that are In-the-Money Company Warrants, and (c) all other Company Securities (other than Out-of-the-Money Company Options and Out-of-the-Money Company Warrants), in each case, outstanding immediately prior to the Effective Time, and determined on an as converted to Company Common Stock basis, minus (iii) the Cancelled Shares.
“Transaction Payroll Taxes” means all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the consummation of the Merger or the other transactions contemplated hereby, including those arising from or related to the payment of any amounts hereunder or under any other Contract as a result of, or in connection with, the consummation of the Merger and the other transactions contemplated hereby, in each case calculated as if run through the Company’s normal payroll procedures, other than the employer portion payroll or employment Taxes incurred as a result of (i) any retention payments payable or equity awards granted by Acquiror or any of its Affiliates pursuant to the terms of any Offer Letter or other post-Closing employment arrangement with Acquiror or any of its Affiliates, (ii) the exercise or cash out following the Effective Time of Assumed Company Options, (iii) Excluded Severance Costs or (iv) severance or termination payable to any Continuing Employee whose services cease following the Effective Time.
“Transfer Taxes” means all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Unvested Company Option” means any Company Option (or portion thereof) that is unvested and outstanding immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.
“Vested Company Option” means any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.
“Warrantholder” means any holder of a Company Warrant.
“Withholding Securityholder” means a Securityholder for whom an applicable portion of the Merger Consideration is subject to withholding as wages or compensation and for whom payments are to be made through the normal payroll procedures of Acquiror or any of its Affiliates, including the Surviving Corporation or one of its Subsidiaries (which shall be set forth in the Payment Spreadsheet).